                                                             Exhibit 10(a)


                                CREDIT AGREEMENT

     THIS CREDIT AGREEMENT, dated as of June 30, 1996 (this "Agreement"), is among PERRIGO COMPANY, a Michigan corporation (the "Company"), the lenders named in Section 2.1 hereof (collectively, the "Lenders" and individually, a "Lender"), and NBD BANK, a Michigan banking corporation, as agent for the Lenders (the "Agent").

                                    RECITALS

     The Company desires to obtain an unsecured revolving bank credit, including letters of credit, in the aggregate principal amount not to exceed $150,000,000 expiring on June 30, 2000, and the Lenders are willing to establish such a credit facility in favor of the Company on the terms and conditions herein set forth.

                                   AGREEMENT

     In consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:

                            ARTICLE I.  DEFINITIONS

     Certain Definitions. As used herein the following terms shall have the following respective meanings:

     "Acquisition" shall have the meaning ascribed thereto in Section 6.2(g).

     "Affiliate" when used with respect to any person means any other person which, directly or indirectly, controls or is controlled by or is under common control with such person. For purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), with respect to any person, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

     "Applicable Lending Office" means, with respect to any Loan made by any Lender or with respect to a Lender's Commitment, the office of that Lender or of any Affiliate of that Lender located at the address set forth next to the name of that Lender in the signature pages hereof, as may be changed by that Lender by notice to the Company and the Agent. Unless the Agent shall notify the Company otherwise, the Applicable Lending Office of the Agent shall be: (a) with respect to all Loans denominated in Dollars and Letters of Credit, the principal office of the Agent in Detroit, Michigan; and (b) with respect to all other Loans, the office or branch of the Agent or any Affiliate of the Agent as the Agent shall determine.

     "Applicable Margin" means the percentage per annum set forth below in accordance

                                CREDIT AGREEMENT
                                      -1-
with the then-applicable Interest Coverage Ratio (calculated as set forth in Section 6.2(b) of this Agreement):


                   Interest Coverage Ratio                      Eurocurency Rate  CD Rate  L/C Fee
                                                                ----------------  -------  -------
Less than 3.5 to 1.0                                                  .35%         .475%    .475%
Greater than or equal to 3.5 to 1.0 and less than 5.0 to 1.0          .30%         .425%    .425%
Greater than or equal to 5.0 to 1.0 and less than 10.0 to 1.0         .22%         .345%    .345%
Greater than or equal to 10.0 to 1.0 and less than 15.0 to 1.0        .20%         .325%    .325%
Greater than or equal to 15.0 to 1.0                                  .18%         .305%    .305%

     The applicable Interest Coverage Ratio shall be determined as of the last day of each fiscal quarter of the Company based on information provided by the Company on or before the 28th day after the close of such quarter pursuant to
Section 6.1(d)(ii). Any change in the Applicable Margin resulting from a change in the Interest Coverage Ratio shall be effective on the first day of the month following receipt of the information referenced above provided by the Company on or before the 28th day after the close of each fiscal quarter of the Company but shall be subject to adjustment in accordance with and as of the date of the computation subsequently furnished to the Lenders with the quarterly financial statements of the Company and the Subsidiaries pursuant to
Section 6.1(d)(ii)(B).

     "Bid Rate" means, with respect to any Bid Rate Loan, the Bid Rate, as defined in Section 2.2(d)(ii)(D), that is offered for such Bid Rate Loan.

     "Bid Rate Auction" means a solicitation of Bid Rate Quotes pursuant to
Section 2.2.

     "Bid Rate Interest Period" means, with respect to any Bid Rate Loan, the period commencing on the day such Bid Rate Loan is made and ending on the day not more than 29 days thereafter, as the Company may elect in the applicable Notice of Bid Rate Loan, provided that (a) any Bid Rate Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; and (b) no Bid Rate Interest Period may be elected that extends beyond the Termination Date with respect to the Bid Rate Loans.

     "Bid Rate Loan" means any loan that is made by a Lender pursuant to a Bid Rate Auction.

                                CREDIT AGREEMENT
                                      -2-

     "Bid Rate Notes" means the promissory notes of the Company evidencing Bid Rate Loans, in substantially the form annexed hereto as Exhibit A, as amended or modified from time to time and together with any promissory note or notes issued in exchange or replacement therefor, and "Bid Rate Note" means any one of such promissory notes.

     "Bid Rate Quote" means an offer by a Lender to make a Bid Rate Loan in accordance with Section 2.2(d).

     "Bid Rate Quote Request" means any request for Bid Rate Quotes that is made by the Company pursuant to Section 2.2(b).

     "Business Day" means a day other than a Saturday, Sunday or other day on which the Agent is not open for the transaction of substantially all of its banking functions.

     "CD Interest Period" means, with respect to any CD Rate Loan, the period commencing on the day such Loan is made or converted to a CD Rate Loan and ending on the day which is 30, 60, 90 or 180 days thereafter, as the Company may elect under Section 3.1 or 3.4, and, with respect to any continuation of such Loan is a CD Rate Loan, each subsequent period commencing on the last day of the immediately preceding CD Interest Period and ending on the day which is 30, 60, 90 or 180 days thereafter, as the Company may elect under Section 3.1 or 3.4, provided, however, that (a) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day, and (b) no CD Interest Period which would end after the Termination Date shall be permitted.

     "CD Rate" means, with respect to any CD Rate Loan and the related CD Interest Period, the per annum rate that is equal to the sum of:

     (a) the applicable Margin plus

     (b) the rate per annum obtained by dividing (i) the arithmetic mean of secondary market bid rates per annum (expressed as a percentage) quoted at approximately 10:00 a.m. New York time (or as soon thereafter as practicable) on the first day of the related CD Interest Period by two or more New York certificate of deposit dealers of recognized standing selected by the Agent for the purchase from the Agent at face value of negotiable certificates of deposit of the Agent with a term comparable to such CD Interest Period in an aggregate amount comparable to the related CD Rate Loan to be made by the Agent in its capacity as a Lender hereunder, by (ii) an amount equal to one minus the stated maximum rate (expressed as a decimal) of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) under any regulations of the Board of Governors of the Federal reserve System (or any successor agency thereto), applicable on the first day of the related CD Interest Period to a negotiable certificate of deposit of the Agent with a term comparable to such CD Interest Period in an aggregate amount comparable to the related CD Rate Loan, plus

     (c) the annual assessment rate (expressed as a percentage) estimated by the Agent on the first day of the related CD Interest Period to be payable by the Agent to the Federal Deposit Insurance Corporation (or any successor agency thereto) for such Corporation's (or such successor's) insuring Dollar deposits of the Agent in the United States during the related CD Interest Period;

                                CREDIT AGREEMENT
                                      -3-
all as conclusively determined by the Agent, such sum to be rounded up, if necessary, to the nearest whole multiple of one-hundredth of one percent (1/100 of 1%).

     "Capital Expenditures" means any expenditures for any fixed asset or any other capital expenditure as determined in accordance with generally accepted accounting principles.

     "Capital Lease" of any person means any lease under which such person is the lessee and which, in accordance with generally accepted accounting principles, is or should be capitalized on the books of such person.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Commitments" means the commitments of the Lenders to lend pursuant to
Section 2.1(a), as such amounts may be reduced from time to time pursuant to
Section 2.4 hereof.

     "Consolidated" or "consolidated" means, when used with reference to any financial term in this Agreement, the aggregate for the Company and the Subsidiaries of the amounts signified by such term for all such persons determined on a consolidated basis in accordance with generally accepted accounting principles.

     "Credit" means the revolving bank credit established under Section 2.1 hereof in the amount of the Commitments.

     "Cumberland Freight" means Cumberland Freight Line, Inc., a Tennessee corporation which is a wholly-owned subsidiary of PTN.

     "Cumulative Net Income" of any person means, as of any date, the net income (after deduction for income and other taxes of such person determined by reference to income or profits of such person) for the period commencing on the specified date through the end of the most recently completed fiscal year of such person (but without reduction for any net loss incurred for any completed fiscal year during such period), taken as one accounting period, all as determined in accordance with generally accepted accounting principles.

     "Default" means any Event of Default, or any event or condition which might become such an Event of Default with notice or lapse of time, or both.

     "Dollar Equivalent" means, with respect to each Eurocurrency Rate Loan, the sum in Dollars resulting from converting the amount of the Loan from the Permitted Currency in which it is denominated into Dollars at the most favorable spot exchange rate determined by the Agent to be available to it for purchasing the Permitted Currency with Dollars at approximately 11:00 a.m. local time of the Applicable Lending Office on the date the Eurocurrency Rate Loan is disbursed or continued, or on such other date as the determination is made, which rate shall be substantially representative of the market rate.

     "Dollars" and "$" means the lawful money of the United States of America.

                                CREDIT AGREEMENT
                                      -4-

     "EBITDA" of any person means, for any period, the net income of such person, determined before Interest Charges, depreciation, amortization and taxes, including without limitation the Michigan Single Business Tax, and in accordance with generally accepted accounting principles.

     "Effective Date" means the effective date specified in the final paragraph of this Agreement.

     "Environmental Laws" means all provisions of law, statute, ordinances, rules, regulations, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America or any foreign government or by any state, province, municipality or other political subdivision thereof or therein or by any court, agency or instrumentality, regulatory authority or commission of any of the foregoing concerning the protection of, or regulating the discharge of substances into, the environment.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "ERISA Affiliate" means, with respect to any person, any trade or business (whether or not incorporated) which, together with such person or any Subsidiary of such person, would be treated as a single employer under Section 414 of the Code.

     "Eurocurrency Business Day" means, with respect to any Eurocurrency Rate Loan, a day which is both a Business Day and a day on which dealings in Dollar deposits are carried out in the interbank market selected by the Agent with respect to such Eurocurrency Rate Loan.

     "Eurocurrency Interest Period" means, with respect to any Eurocurrency Rate Loan, the period commencing on the day such Eurocurrency Rate Loan is made or converted to a Eurocurrency Rate Loan and ending on the date one, two, three, or six months thereafter, as the Company may elect under Section 3.1 or 3.4, and each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the date one, two, three, or six months thereafter, as the Company may elect under Section 3.1 or 3.4, provided, however, that (a) any Eurocurrency Interest Period which commences on the last Eurocurrency Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Eurocurrency Business Day of the appropriate subsequent calendar month, (b) each Eurocurrency Interest Period which would otherwise end on a day which is not a Eurocurrency Business Day shall end on the next succeeding Eurocurrency Business Day or, if such next succeeding Eurocurrency Business Day falls in the next succeeding calendar month, on the next preceding Eurocurrency Business Day, and (c) no Eurocurrency Interest Period which would end after the Termination Date shall be permitted.

     "Eurocurrency Rate" means, with respect to any Eurocurrency Rate Loan and the related Eurocurrency Interest Period, the per annum rate that is equal to the sum of:

     (a) the Applicable Margin plus

     (b) the rate obtained by dividing (i) the per annum rate of interest at which deposits in Dollars for such Eurocurrency Interest Period in an aggregate amount comparable to the amount of such

                                CREDIT AGREEMENT
                                      -5-

Eurocurrency Rate Loan to be made by the Agent in its capacity as a Lender hereunder are offered to the Agent by other prime banks in the London or Nassau interbank market, selected in the Agent's discretion, at approximately 11:00 a.m. London or Nassau time, as the case may be, on the second Eurocurrency Business Day prior to the first day of such Eurocurrency Interest Period by
(ii) an amount equal to one minus the stated maximum rate (expressed as a decimal) of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that is specified on the first day of such Eurocurrency Interest Period by the Board of Governors of the Federal Reserve System (or any successor agency thereto) for determining the maximum reserve requirement with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) maintained by a member bank of such System;

all as conclusively determined by the Agent, such sum to be rounded up, if necessary, to the nearest whole multiple of one-tenth of one percent (1/10 of 1%).

     "Eurocurrency Rate Loan" means any Revolving Credit Loan denominated in a Permitted Currency which bears interest at the Eurocurrency Rate.

     "Event of Default" means any of the events or conditions described in
Section 7.1.

     "Extension Request" means an extension request duly executed by the Company, substantially in the form of Exhibit B hereto.

     "Federal Funds Rate" means, for any day, the average of the Overnight Rates, as published by the Federal Reserve Bank of Chicago for such day, or, if the Overnight Rates are not so published for any day, the average of the quotations for the Overnight Rates received by the Agent from three Federal funds brokers of recognized national standing selected by it.

     "Fixed Asset" means, as of any date, any tangible asset of the Company and the Subsidiaries (other than Current Assets of the Company and the Subsidiaries) that is or should be classified as a fixed asset on a balance sheet of the Company and the Subsidiaries in accordance with generally accepted accounting principles.

     "Fixed Rate Loan" means any CD Rate Loan or Eurocurrency Rate Loan.

     "Funded Debt" of any person means the outstanding principal amount of the Consolidated Indebtedness of such person and its Subsidiaries of the nature referred to in the definition of Indebtedness.

     "Funded Debt Ratio" means the ratio (expressed as a percentage) of Funded Debt to the sum of Funded Debt plus Tangible Net Worth.

     "generally accepted accounting principles" means generally accepted accounting principles applied on a basis consistent with that reflected in the financial statements referred to in Section 5.10.

     "Guarantors" means LPC, PSC and PTN together with any Material Subsidiaries existing after the Effective Date which have executed guaranty agreements pursuant to Section 6.1(g).

                                CREDIT AGREEMENT
                                      -6-

     "Guaranty" means the guaranty agreements of the Guarantors in form and substance satisfactory to the Agent, entered into or confirmed by the Guarantors for the benefit of the Agent and the Lenders pursuant to Section 3.2(f) or 6.1(g), as such guaranty agreements may be amended or modified from time to time.

     "Indebtedness" of any person means, as of any date, (a) all obligations of such person for borrowed money, (b) all obligations which are secured by any lien or encumbrance existing on property owned by such person whether or not the obligation secured thereby shall have been assumed by such person, (c) all obligations of such person as lessee under any lease which, in accordance with generally accepted accounting principles, is or should be capitalized on the books of the lessee, (d) the deferred purchase price for goods, property or services acquired by such person, and all obligations of such person to purchase goods, property or services where payment therefor is required regardless of whether or not delivery of such goods or property or the performance of such services is ever made or tendered, (e) all obligations of such person to advance funds to, or to purchase property or services from, any other person in order to maintain the financial condition of such person, (f) liabilities in respect of unfunded vested benefits under any Plan of such person, (g) all reimbursement obligations on letters of credit issued for the account of such person, (h) all obligations of such person in respect of any interest rate or currency swap, rate cap or other similar transaction (valued in an amount equal to the highest termination payment, if any, that would be payable by such person upon termination for any reason on the date of determination), (i) deferred taxes of such person, and (j) all obligations of others similar in character to those described in clauses (a) through (i) of this definition for which such person is liable, contingently or otherwise, as obligor, guarantor or in any other capacity, or in respect of which obligations such person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business).

     "Intangibles" of any person means, as of any date, all items of the following character which are included in the assets of such person: (i) good will, including without limitation, the excess of cost over book value of any asset, (ii) organization or experimental expenses, (iii) unamortized debt discount and expense, (iv) patents, trademarks, trade names and copyrights, (v) treasury stock, (vi) deferred charges, (vii) franchises, licenses and permits,
(viii) covenants not to compete, (ix) future supply contracts and (x) other assets which are deemed intangible assets under generally accepted accounting principles.

     "Interest Charges" of any person means for any period the sum of all interest paid or payable during such period on Indebtedness of such person.

     "Interest Coverage Ratio" means, for any period, the ratio of (a) the Consolidated EBITDA of the Company and its Subsidiaries minus the Consolidated Capital Expenditures (excluding any expenditures under any acquisition governed by Section 6.2(g) which may be considered a Capital Expenditure) of the Company and its Subsidiaries, to (b) Consolidated Interest Charges of the Company and its Subsidiaries.

     "Interest Payment Date" means (a) with respect to any Eurocurrency Rate Loan or Bid Rate Loan, the last day of each Interest Period with respect to such Loan, (b) with respect to any Prime Rate Loan and in all other cases, the 12th day of each January, April, July and October, commencing July 12, 1996. As provided in Section 4.2(b), so long as no Default has occurred and is continuing, interest payable on any Interest Payment Date with respect to any Prime Rate Loan shall be for all interest accrued through the end of the preceding month.

                                CREDIT AGREEMENT
                                      -7-

     "Interest Period" means any Eurocurrency Interest Period, CD Interest Period, Swing Line Interest Period, or Bid Rate Interest Period.

     "Invitation for Bid Rate Quotes" means an invitation for Bid Rate Quotes in the form referred to in Section 2.2(c).

     "Letter of Credit" means a standby letter of credit having a stated expiry date not later than one year after the issuance thereof, and in any event not later than the Termination Date, issued by the Agent on behalf of the Lenders for the account of the Company under an application and related documentation acceptable to the Agent requiring, among other things, immediate reimbursement by the Company to the Agent in respect of all drafts or other demand for payment honored thereunder and all expenses paid or incurred by the Agent relative thereto.

     "Letter of Credit Advance" means the issuance of any Letter of Credit under Section 3.1 hereof made pursuant to Section 2.1 in which each Lender acquires a pro-rata risk participation pursuant to Section 3.1(e).

     "Letter of Credit Documents" shall have the meaning ascribed thereto in
Section 3.3.

     "Lien" means any pledge, assignment, mortgage, option, title retaining contract, sale and leaseback transaction, lease which, in accordance with generally accepted accounting principles, is or should be capitalized, subordination of any claim or right, or any other type of lien, charge or encumbrance, security interest or other claim or right.

     "Loans" means as the context may require either the Revolving Credit Loans, the Bid Rate Loans and the Swing Line Loans or all such types of Loans, collectively, and "Loan" means either any Revolving Credit Loan, Bid Rate Loan and the Swing Line Loans, as the context may require.

     "LPC" means L. Perrigo Company, a Michigan corporation, which is a wholly-owned subsidiary of the Company.

     "Majority Lenders" means the Lenders holding not less than 67% of the aggregate principal amount of the Revolving Credit Loans then outstanding (or 67% of the Commitments if no Revolving Credit Loans are then outstanding).

     "Management Group" means Michael J. Jandernoa and other directors or officers of the Company who individually own more than one percent (1%) of the securities of the Company having ordinary voting power for the election of directors.

     "Material Subsidiary" means any Subsidiary of the Company which, in any fiscal quarter, accounts for five percent or more of the gross revenues of the Company and its Subsidiaries or whose total assets are equal to five percent or more of the total assets of the Company and its Subsidiaries.

     "Multiemployer Plan" means any "multiemployer" plan as defined in Section 4001(a)(3) of ERISA or Section 414(f) of the Code.

                                CREDIT AGREEMENT
                                      -8-

     "NBD" means NBD Bank, a Michigan banking corporation.

     "Net Worth" of any person means, as of any date, net worth determined in accordance with generally accepted accounting principles.

     "Notes" means, collectively, the Revolving Credit Notes, the Bid Rate Notes and the Swing Line Notes.

     "Notice of Bid Rate Loan" shall have the meaning set forth in Section
2.2(f).

     "Overdue Rate" means (a) in respect of principal of Prime Rate Loans, a rate per annum that is equal to the sum of three percent (3%) per annum plus the Prime Rate, (b) in respect of principal of all other Loans than Prime Rate Loans, a rate per annum that is equal to the sum of three percent (3%) per annum plus the per annum rate in effect thereon until the end of the then-current Interest Period for such Loan and, thereafter, a rate per annum that is equal to the sum of three percent (3%) per annum plus the Prime Rate, and (c) in respect of other amounts payable by the Company hereunder (other than interest), a per annum rate that is equal to the sum of three percent (3%) per annum plus the Prime Rate.

     "Overnight Rates" means for any day, the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers.

     "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

     "PSC" means Perrigo Company of South Carolina, Inc., a Michigan corporation, which is a wholly-owned subsidiary of the Company.

     "PTN" means Perrigo Company of Tennessee, Inc., a Tennessee corporation which is a wholly-owned subsidiary of the Company.

     "Permitted Currency" means Dollars and any currency which is freely transferable and convertible into Dollars, is readily available to the Lenders in the relevant interbank market, and is issued by a country which is a member of the Organization for Economic Cooperation and Development ("OECD") (as such designation shall change from time to time) or any other currency approved by the Agent and the Lenders. A list of all OECD countries as of the Effective Date is set forth in Exhibit Q.

     "Person" or "person" shall include an individual, a corporation, an association, a partnership, a trust or estate, a joint stock company, an unincorporated organization, a joint venture, a government (foreign or domestic), and any agency or political subdivision thereof, or any other entity.

     "Plan" means, with respect to any person, any pension plan (other than a Multiemployer Plan) subject to Title IV of ERISA or to the minimum funding standards of Section 412 of the Code which has been established or maintained by the Company, any Subsidiary of the Company or any ERISA Affiliate, or by any other person if the Company, any Subsidiary of the Company or any ERISA Affiliate could have liability with respect to such pension plan.

                                CREDIT AGREEMENT
                                      -9-

     "Prime Rate" means the per annum rate that is equal to the greater of (a) the per annum rate announced by the Agent from time to time as its "prime rate", which may not be the lowest rate charged by the Agent to any of its customers, or (b) the Federal Funds Rate plus one-half of one percent (1/2%) per annum. The Prime Rate shall change simultaneously with any change in such "prime rate" or such Federal Funds Rate, if applicable.

     "Prime Rate Loan" means any Loan denominated in Dollars which bears interest at the Prime Rate.

     "Prior Credit Agreement" means the Credit Agreement dated as of April 1, 1992, among the Company, the Lenders thereto and the Agent, as amended.
     "Pro Forma Interest Coverage Ratio" means, for any period, with respect to any Acquisition of a Person by the Company, the ratio of (a) the Consolidated EBITDA of the Company and its Subsidiaries plus the Consolidated EBITDA of the Person being acquired by the Company, minus Consolidated Capital Expenditures (excluding any expenditures under any acquisition governed by Section 6.2(g) made by the Company or by any of its Subsidiaries or by the Person being acquired existing prior to any such acquisition which may be considered Capital Expenditures) of the Company and its Subsidiaries plus the Consolidated Capital Expenditures of the Person being acquired by the Company, to (b) the sum of Consolidated Interest Charges of the Company and its Subsidiaries plus Consolidated Interest Charges of the Person being acquired by the Company.

     "Prohibited Transaction" means any transaction including any Plan which is proscribed by Section 406 of ERISA or Section 4975 of the Code.

     "Related Business" means any business substantially similar to the business of the Company and any business that supplies or is supplied by the Company (including generic prescription drug manufacturers).

     "Reportable Event" means a reportable event as described in Section 4043(b) of ERISA including those events as to which the thirty (30) day notice period is waived under Part 2615 of the regulations promulgated by the PBGC under ERISA.

     "Revolving Credit Loan" means any borrowing under Section 2.1(a) evidenced by the Revolving Credit Notes. Any Revolving Credit Loan or portion thereof may also be denominated as a Prime Rate Loan, a CD Rate Loan, or a Eurocurrency Rate Loan, as appropriate, and such Prime Rate Loans, CD Rate Loans, and Eurocurrency Rate Loans are referred to herein as "types" of Revolving Credit Loans.

     "Revolving Credit Notes" means the promissory notes of the Company issued to the Lenders evidencing the Revolving Credit Loans, in substantially the form annexed hereto as Exhibit C, as amended or modified from time to time and together with any promissory note or notes issued in exchange or replacement therefor.

     "Solvency Certificate" means a certificate of the chief executive officer and the chief financial officer of the Company in form and substance satisfactory to the Agent and the Lenders certifying as to the matters set forth in Section 5.11.

                                CREDIT AGREEMENT
                                      -10-

     "Solvent" means, with respect to any person, that, as of any date of determination, (a) the then fair saleable value of the property of such person is (i) greater than the total amount of liabilities (including contingent liabilities) of such person and (ii) greater than the amounts that would be required to pay such person's probable liability on such person's then existing debts as they become absolute and matured, (b) such person's property is not unreasonably small in relation to its business or any contemplated or undertaken transaction, and (c) such person does not intend to incur, or believe or reasonably should have believed that it will incur, debts beyond its ability to pay such debts as they become due.

     "Subsidiaries" means all corporations (whether now existing or hereafter organized or acquired) in which at least a majority of the securities (other than directors' qualifying shares required by law) of each class having ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency), at the time as of which any determination is being made, is owned, beneficially and of record, by the Company and/or by one or more of the other Subsidiaries.

     "Swing Line Facility" means the facility under which the Agent may make Swing Line Loans to the Company pursuant to Section 2.1(b).

     "Swing Line Interest Period" means, with respect to any Swing Line Loan, the period commencing on the day the Swing Line Loan is made and ending on the date agreed upon between the Company and the Agent at the time the Swing Line Loan is made. No Swing Line Interest Period which would end after the Termination Date will be permitted.

     "Swing Line Loan" means any borrowing under Section 2.1(b) evidenced by the Swing Line Note.

     "Swing Line Note" means the promissory note of the Company payable to the order of the Agent, in substantially the form of Exhibit D, as amended or modified from time to time and together with any promissory note or notes issued in exchange or replacement therefor.

     "Swing Line Rate" means, with respect to any Swing Line Loan, the rate per annum agreed upon between the Company and the Agent at the time the Swing Line Loan is made.

     "Tangible Net Worth" of any person means, as of any date, (a) the amount of any capital stock, paid-in capital and similar equity accounts plus (or minus in the case of a deficit) the capital surplus and retained earnings of such person, less (b) the net book value of all Intangibles of such person.

     "Termination Date" means the earlier to occur of (a) June 30, 2000, or (b) the date on which the Credit shall be terminated pursuant to Section 2.4 or 7.2.

     Other Definitions; Rules of Construction. As used herein, the terms "Lenders", "Lender", "Agent", "Company" and "this Agreement" shall have the respective meanings ascribed thereto in the introductory paragraph of this Agreement. Such terms, together with the other terms defined in Section 1.1, shall include both the singular and the plural forms thereof and be construed accordingly. Any financial terms used but not defined herein shall be interpreted in accordance with generally accepted accounting principles. References to "Sections" and "subsections" shall be to Sections and subsections, respectively,

                                CREDIT AGREEMENT
                                      -11-
of this Agreement unless otherwise specifically provided.

                  ARTICLE II.  THE COMMITMENT AND THE ADVANCES

     Commitments of the Lenders.

     (a) Revolving Credit Loans and Letter of Credit Advances. Each Lender agrees, for itself only, subject to the specific limitations set forth in this
Section 2.1(a) and to the other terms of this Agreement, to make Revolving Credit Loans to the Company pursuant to Section 3.1 and to participate in Letter of Credit Advances to the Company pursuant to Section 3.1, from time to time from the Effective Date until the Termination Date not to exceed in aggregate principal amount at any time outstanding the Dollar Equivalent of the amount set forth opposite its name below as its Commitment:

        NAME OF LENDER                        COMMITMENT
        --------------                        ----------

        NBD Bank                              $35,000,000
        PNC Bank                              $29,000,000
        Comerica Bank-Detroit                 $26,000,000
        Sanwa Bank, Limited                   $23,000,000
        Westdeutsche Landesbank Girozentrale  $23,000,000
        Old Kent Bank                         $14,000,000
                                             ------------

        Aggregate Commitments                $150,000,000
                                             ------------


     The aggregate principal amount of all Letter of Credit Advances (being the maximum amount available to be drawn under the related Letters of Credit plus the amount of any draws under such Letters of Credit that have not been reimbursed) at any time outstanding shall not exceed $10,000,000. Notwithstanding anything in this Agreement to the contrary, the aggregate principal amount of all Loans and Letter of Credit Advances shall not at any time exceed the aggregate Commitments.

     (b) Swing Line Loans. The Company may request the Agent to make, and the Agent may, in its sole discretion, make Swing Line Loans to the Company from time to time on any Business Day (but limited to one such Loan per Business
Day) during the period from the Effective Date until the Termination Date in the principal amount not to exceed at any time outstanding the lesser of (i) $10,000,000 and (ii) the aggregate of the unused portion of the Commitments of all Lenders as of such date. The Company may at any time request a Revolving Credit Loan to repay any Swing Line Loan. Forthwith upon demand by the Agent, the Company shall request a Revolving Credit Loan hereunder (and if the Company does not do so

                                CREDIT AGREEMENT
                                      -12-
the Agent shall be entitled to do so on behalf of the Company) to repay all or any Swing Line Loans (provided that such Swing Line Loan was not made in violation of any term or provision of this Agreement and that the Agent did not have any actual knowledge of an Event of Default at the time of the making of such Swing Line Loan) and the Lenders shall be obligated, absolutely and unconditionally, to make such Revolving Credit Loan, and the obligation shall not be affected by any circumstance whatsoever, including, without limitation,
(i) any setoff, counterclaim, recoupment, defense or other right which such Lender or the Company may have against the Agent, the Company or anyone else for any reason whatsoever, (ii) the occurrence of any Default, (iii) any adverse change in the condition (financial or otherwise) of the Company or any of its Subsidiaries, (iv) any breach of this Agreement by the Company, any of its Subsidiaries or any Lender, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing, including without limitation any limitation on the Commitments, or any failure to satisfy any conditions contained in Sections 3.2, 3.3, or any other provision of this Agreement. Each Swing Line Loan shall bear interest at the Swing Line Rate. Within the limits of the Swing Line Facility, so long as the Agent, in its sole discretion, elects to make Swing Line Loans, the Company may borrow and reborrow under this Section 2.1(b).

     1.1 Bid Rate Loans.

     (a) The Bid Rate Option. From the Effective Date to but excluding the Termination Date, the Company may, as set forth in this Section 2.2, request the Lenders to make offers to make Bid Rate Loans to the Company; provided, however, that the Lenders may, but shall have no obligation to, make such offers and the Company may, but shall have no obligation to, accept any such offers, in the manner set forth in this Section 2.2.

     (b) Bid Rate Quote Request. When the Company wishes to request offers to make Bid Rate Loans under this Section 2.2, it shall transmit to the Agent by telex or telecopy a Bid Rate Quote Request substantially in the form of Exhibit E hereto so as to be received no later than 1:00 p.m. Detroit time on the first Business Day prior to the date of the Loan proposed therein specifying:

            (i) the proposed date of the Bid Rate Loan, which shall be a Business Day;

            (ii) the aggregate amount of such Bid Rate Loan, which
                 shall be a minimum of $5,000,000 or a larger multiple of $100,000, but may not be greater than an amount which, together with the sum of all Bid Rate Loans then outstanding, would exceed sixty-seven percent (67%) of the Commitments; and

           (iii) the duration of the Bid Rate Interest Period applicable thereto, subject to the provisions of the definition of Bid Rate Interest Period.

The Company may request offers to make Bid Rate Loans for more than one Bid Rate Interest Period in a single Bid Rate Quote Request.

     (c) Invitation for Bid Rate Quotes. Promptly upon receipt of a Bid Rate Quote Request, the Agent shall send to the Lenders by telex or telecopy (or telephone promptly confirmed by telex or telecopy) an Invitation for Bid Rate Quotes substantially in the form of Exhibit F hereto, which shall constitute an

                                CREDIT AGREEMENT
                                      -13-
invitation by the Company to each Lender to submit Bid Rate Quotes offering to make the Bid Rate Loans to which such Bid Rate Quote Request relates in accordance with this Section 2.2.

     (d) Submission and Contents of Bid Rate Quotes. (i) Each Lender may submit a Bid Rate Quote containing an offer or offers to make Bid Rate Loans in response to any Invitation for Bid Rate Quotes. Each Bid Rate Quote must comply with the requirements of this subsection (d) and must be submitted to the Agent by telex or telecopy (or by telephone promptly confirmed by telex or telecopy) at its office referred to in Section 10.2 not later than 10:00 a.m. Detroit time on the proposed date of the Bid Rate Loan; provided that Bid Rate Quotes submitted by the Agent (or any Affiliate of the Agent) in the capacity of a Lender may be submitted, and may only be submitted, if the Agent or such Affiliate notifies the Company of the terms of the offer or offers contained therein not later than 9:30 a.m. Detroit time on the proposed date of such Bid Rate Loan. Subject to Sections 3.2, 3.3, and Article VI, any Bid Rate Quote so made shall be irrevocable except with the written consent of the Agent given on the instructions of the Company.

            (ii) Each Bid Rate Quote shall be in substantially the
                 form of Exhibit G hereto, but may be submitted to the Agent by telephone with prompt confirmation by delivery to the Agent of such written Bid Rate Quote, and shall in any case specify:

                  (A)  the proposed date of the Bid Rate
                       Loan;

                  (B)  the principal amount of the Bid Rate
                       Loan for which each such offer is being made, which principal amount (x) must be in a minimum of $5,000,000 or a larger multiple of $100,000, and (y) may not exceed the principal amount of the Bid Rate Loans for which offers were requested;

                  (C)  the Bid Rate Interest Period for
                       which each such offer is being made;

                  (D)  the rate of interest per annum
                       (rounded to the nearest 1/100 of 1%) (the "Bid Rate") offered for each such Bid Rate Loan; and

                  (E)  the identity of the quoting Lender.

            (iii) Any Bid Rate Quote shall be
                  disregarded if it:

                  (A)  is not substantially in the form of
                       Exhibit G hereto (or submitted by telephone to the Agent with prompt written confirmation to follow) or does not specify all of the information required by clause (ii) of this subsection (d);

                  (B)  contains qualifying, conditional or
                       similar language;

                  (C)  proposes terms other than or in
                       addition to those set forth in the applicable Invitation for Bid Rate Quotes; or

                  (D)  arrives after the time set forth in
                       Section 2.2(d)(i);


                                CREDIT AGREEMENT
                                      -14-
            provided that a Bid Rate Quote shall not be disregarded pursuant to clause (B) or (C) above solely because it contains an indication that an allocation that might otherwise be made to it pursuant to
            Section 2.2(g) would be unacceptable.

     (e) Notice to Company. The Agent shall promptly notify the Company of the terms of any Bid Rate Quote submitted by a Lender that is in accordance with
Section 2.2(d). Any Bid Rate Quote not made in accordance with Section 2.2(d) shall be disregarded by the Agent. The Agent's notice to the Company shall be in the form of Exhibit H hereto and shall specify (i) the aggregate principal amount of Bid Rate Loans for which offers have been received for each Bid Rate Interest Period specified in the related Bid Rate Quote Request, and (ii) the respective principal amounts and Bid Rates so offered.

     (f) Acceptance and Notice by Company. Not later than 1:30 p.m. Detroit time on the proposed date of a Bid Rate Loan, the Company shall notify the Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection (e) of this Section and the Agent shall, promptly upon receiving such notice from the Company, notify each Lender whose Bid Rate Quote has been accepted. In the case of acceptance, such notice (a "Notice of Bid Rate Loan") shall specify the aggregate principal amount of offers for the respective Bid Rate Interest Period that have been accepted. The Company may accept any Bid Rate Quote in whole or in part provided that:

            (i)  the aggregate principal amount of each Bid Rate
                 Loan may not exceed the applicable amount set forth in the related Bid Rate Quote Request for the applicable Bid Rate Interest Period;


           (ii) the principal amount of each Bid Rate Loan must be $5,000,000 or a larger multiple of $100,000;

          (iii) acceptance of offers may only be made on the basis of ascending Bid Rates; and

          (iv)   the Company may not accept any offer that is described in
                 Section 2.2(d)(iii) or that otherwise fails to comply with the requirements of this Agreement.


     (g) Allocation by Agent. If offers are made by two or more Lenders with the same Bid Rate, for a greater aggregate principal amount than the amount in respect of which offers are accepted for the related Interest Period, the principal amount of Bid Rate Loans in respect of which such offers are accepted shall be allocated by the Agent among such Lenders as nearly as possible (in such multiples, not greater than $100,000, as the Agent may deem appropriate) in proportion to the aggregate principal amount of such offers. Determinations by the Agent of the amounts of Bid Rate Loans shall be conclusive in the absence of manifest error.

     1.2 Effect on Commitments. Notwithstanding anything in this Agreement to the contrary, the sum of the Dollar Equivalent of the aggregate principal amount of all Revolving Credit Loans plus all Swing Line Loans, all Letter of Credit Advances (being the maximum amount available to be drawn under the related Letters of Credit plus the amount of any draws under Letters of Credit that have not been reimbursed) and all Bid Rate Loans shall not at any time exceed the aggregate amount of the Commitments of all

                                CREDIT AGREEMENT
                                      -15-

Lenders. All Bid Rate Loans, for purposes of determining the obligations of the Lenders to make Loans, shall not count as usage of the Commitments, and each Lender's obligation to make its pro rata portion of any subsequently requested Revolving Credit Loan or Letter of Credit Advance shall not be affected by the making by such Lender of a Bid Rate Loan, and the Lender which has outstanding Bid Rate Loans may be obligated to exceed its Commitment, provided that, as stated above, the aggregate principal amount of all Revolving Credit Loans plus all Swing Line Loans, all Letter of Credit Advances and all Bid Rate Loans shall not at any time exceed the aggregate amount of the Commitments of all Lenders.

     1.3 Termination and Reduction of the Commitments. (a) The Company shall have the right to terminate or reduce the Commitments at any time and from time to time, in which case the Commitments of the Lenders shall be terminated or permanently reduced by the amount so specified (the reduction of each Lender's Commitment being on a pro rata basis in accordance with the respective amounts of the Commitments), as the case may be; provided that (i) the Company shall give notice of such termination or reduction to the Agent at least five Business Days in advance thereof, specifying the amount and effective date thereof, (ii) each partial reduction of the Commitments shall be in a minimum amount of $5,000,000 and in an integral multiple of $1,000,000, (iii) no such termination or reduction shall be permitted with respect to any portion of the Commitments as to which a request for a Loan or Letter of Credit Advance pursuant to Section 3.1 is then pending, and (iv) the Commitments may not be completely terminated if any Loans or Letter of Credit Advances are then outstanding and may not be reduced below the principal amount of the aggregate Loans and Letter of Credit Advances then outstanding. The Credit or any portion thereof so terminated or reduced pursuant to this Section 2.4 may not be reinstated.

     (b) For purpose of this Agreement, a Letter of Credit Advance (i) shall be deemed outstanding in an amount equal to the sum of the maximum amount available to be drawn under the related Letter of Credit on or after the date of determination and on or before the stated expiry date thereof plus the amount of any draws under such Letter of Credit that have not been reimbursed as provided in Section 4.3, and (ii) shall be deemed outstanding at all times on and before such stated expiry date or such earlier date on which all amounts available to be drawn under such Letter of Credit have been fully drawn, and thereafter until all related reimbursement obligations have been paid pursuant to Section 4.3. As provided in Section 4.3, upon each payment made by the Agent in respect of any draft or other demand for payment under any Letter of Credit, the amount of any Letter of Credit Advance outstanding immediately prior to such payment shall be automatically reduced by the amount of each Revolving Credit Loan deemed advanced in respect of the related reimbursement obligation of the Company.

     1.4 Facility Fee. The Company agrees to pay to the Agent for the pro rata benefit of the Lenders a facility fee on the daily average amount of the Commitments, for the period from the Effective Date to but excluding the Termination Date, in arrears, at the following rates per annum:


Interest Coverage Ratio                                            Facility Fee
- -----------------------                                            ------------
Less than 3.5 to 1.0                                                   .20%
Greater than or equal to 3.5 to 1.0 and less than 5.0 to 1.0           .15%
Greater than or equal to 5.0 to 1.0 and less than 10.0 to 1.0          .13%


                                CREDIT AGREEMENT
                                      -16-

Greater than or equal to 10.0 to 1.0 and less than 15.0 to 1.0  .11%
Greater than or equal to 15.0 to 1.0                            .09%

Accrued facility fees shall be payable, in arrears, on the 12th day of each January, April, July and October occurring after the date hereof, commencing July 12, 1996, which payment then due shall be for all facility fees accrued through the end of the preceding month, and on the Termination Date, which payment then due shall be for all facility fees accrued through the Termination Date.

     1.5 Letter of Credit Fees. The Company agrees to pay to the Agent for the pro rata benefit of the Lenders a fee computed at a per annum rate equal to the then-Applicable Margin of the maximum amount available to be drawn from time to time under such Letter of Credit for the period from and including the date of issuance of such Letter of Credit to and including the stated expiry date of such Letter of Credit, which fees shall be paid in advance. The Company also agrees to pay a fronting fee to the Agent for its own account computed at the rate of one-eighth of one percent (.125%) per annum of such maximum amount for such period, to be payable at such times as agreed upon between the Company and the Agent. Such fees are nonrefundable and the Company shall not be entitled to any rebate of any portion thereof if such Letter of Credit does not remain outstanding through its stated expiry date or for any other reason. The Company further agrees to pay to the Agent, on demand, such other customary administrative fees, charges and expenses of the Agent in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.



     1.6 Agency Fee. The Company agrees to pay to the Agent an agency fee for its services as Agent under this Agreement in such amounts as may from time to time be agreed upon by the Company and the Agent.

     1.7  [Intentionally Omitted.]

     1.8 Extension of Termination Date. The Termination Date and the obligation pursuant to Section 4.1(a) to make mandatory repayment of the outstanding principal amount of the Loans on the Termination Date shall be subject to extension as set forth in this Section 2.9.

     (a) Request for Extension of Termination Date. Notwithstanding anything contained in this Agreement to the contrary, not later than April 15, 1997, and each April 15th thereafter, the Company may, by delivery of a duly completed Extension Request to the Agent in the form of Exhibit B hereto, which Extension Request must be accompanied by the audited financial statements required by
Section 6.1(d)(iii), irrevocably request that each Lender extend the Termination Date relating to such Lender's Commitment for a single one-year period for each Extension Request.

     (b) Consent to Extension of Termination Date.

            (i) The Agent shall, promptly after receiving any such Extension Request pursuant to subsection (a) above, notify each Lender by providing them a copy of the Extension

                                CREDIT AGREEMENT
                                      -17-

                 Request.

            (ii) Each Lender shall, within 30 days of receiving
                 the Extension Notice, notify the Agent whether it consents to the Company's request set forth in such Extension Request, such consent to be in the sole discretion of such Lender.
                 Each Lender acknowledges and agrees that its consent to the Company's request to extend the Termination Date shall also be deemed to be a consent by such Lender to an extension of its obligations to participate pursuant to Section 3.1(e) in the Letter of Credit Advances. If any Lender does not so notify the Agent of its decision within such 30 day period, such Lender shall be deemed not to have consented to such requests of the Company.

           (iii) The Agent shall promptly notify the Company whether the Lenders have consented to such request. If the Agent does not so notify the Company by June 5, 1997, and each June 5th thereafter, the Agent shall be deemed to have notified the Company that the Lenders have not consented to the Company's request.

            (iv) Each Lender that elects not to extend the
                 Termination Date or fails to so notify the Agent of such consent (a "Non-Consenting Lender") hereby agrees that if any other Lender or financial institution acceptable to the Company and the Agent offers to purchase such Non-Consenting Lender's Commitment for a purchase price equal to the sum of all amounts then owing with respect to the Loans and all other amounts accrued for the account of such Non-Consenting Lender, such Non-Consenting Lender will promptly assign, sell and transfer all of its right, title, interest and obligations with respect to the foregoing to such other Lender or financial institution pursuant to and on the terms specified in the form of Assignment and Acceptance attached hereto as Exhibit P.

            (v) The Loans of any Non-Consenting Lender that are not purchased pursuant to clause (iv) above will mature and be due and payable on the then scheduled Termination Date and the Commitment of such Non-Consenting Lender will thereupon terminate. On such Termination Date, the aggregate Commitments will be automatically reduced by an amount equal to such Non-Consenting Lenders' Commitment.

            (vi) The pro rata share of the remaining Lenders which
                 have consented to an extension of their Commitment hereunder shall be adjusted accordingly by the Agent, based on such Lenders' pro rata share of the remaining Commitments as it may be adjusted pursuant to clause (iv) above or otherwise.


                 ARTICLE III.  THE LOANS AND LETTERS OF CREDIT

1    Disbursement of Loans and Letter of Credit Advances.  (a) The Company shall give the Agent notice of each requested Revolving Credit Loan, Swing Line Loan or Letter of Credit Advance in the form of Exhibit I hereto not later than (i) 1:30 p.m. Detroit time three Eurocurrency Business Days prior to the date

                                CREDIT AGREEMENT
                                      -18-
of any requested Revolving Credit Loan if such Loan is to be made as a Eurocurrency Rate Loan, (ii) 1:30 p.m. Detroit time two Business Days prior to the date of any Revolving Credit Loan if such Loan is to be made as a CD Rate Loan, (iii) 1:30 p.m. Detroit time one Business Day prior to the date of any requested Revolving Credit Loan if such Loan is to be made as a Prime Rate Loan, (iv) 3:00 p.m. on the day any requested Swing Line Loan is to be made and
(v) five Business Days prior to the date any Letter of Credit Advance is requested to be made. Such notice shall specify whether a Eurocurrency Rate Loan, CD Rate Loan, Prime Rate Loan, Swing Line Loan or a Letter of Credit Advance is requested and, in the case of each requested Fixed Rate Loan and Swing Line Loan, the Interest Period to be initially applicable to such Loan and, if a Eurocurrency Rate Loan is requested, the Permitted Currency requested and, in the case of each Letter of Credit, such information as may be necessary for the issuance thereof by the Agent. The Agent shall provide notice of such requested Revolving Credit Loan or Letter of Credit Advance to each Lender no later than 3:00 p.m. Detroit time on the day such notice is received. Subject to the terms of this Agreement, the proceeds of such requested Revolving Credit Loan requested in Dollars or Swing Line Loan shall be made available to the Company by depositing the proceeds thereof, in immediately available funds, in an account maintained and designated by the Company with the Agent and, in all other cases shall be made available to the Company by depositing the proceeds thereof, in immediately available funds in an account maintained and designated by the Company at a bank acceptable to the Agent in the principal financial center of the country issuing the Permitted Currency in which the Loan is denominated, or in such other place specified by the Agent. Subject to the terms and conditions of this Agreement, the Agent shall, on the date any Letter of Credit Advance is requested to be made, issue the related Letter of Credit on behalf of the Lenders for the account of the Company. Notwithstanding anything herein to the contrary, the Agent may decline to issue any requested Letter of Credit on the basis that the beneficiary, the purpose of issuance or the terms or the conditions of drawing are unacceptable to it in its discretion.

     (b) Each Lender, on the date each Revolving Credit Loan is requested to be made, shall make its pro rata share of such Revolving Credit Loan, if denominated in Dollars, available in immediately available funds at the principal office of the Agent for disbursement to the Company or reimbursement of the Agent, as the case may be, and, in all other cases, to the Agent's account at its designated branch or correspondent bank in the country issuing the respective Permitted Currency or at such other place specified by the Agent. Unless the Agent shall have received notice from any Lender prior to the date any Revolving Credit Loan is requested to be made under this Section
3.1 that such Lender will not make available to the Agent such Lender's pro rata portion of such Revolving Credit Loan, the Agent may assume that such Lender has made such portion available to the Agent on the date such Loan is requested to be made in accordance with this Section 3.1. If and to the extent such Lender shall not have so made such pro rata portion available to the Agent, the Agent may (but shall not be obligated to) make such amount available to the Company, and such Lender and the Company severally agree to pay to the Agent forthwith on demand such amount together with interest thereon for each day from the date such amount is made available to the Company by the Agent until the date such amount is repaid to the Agent at a rate per annum equal to the interest rate applicable to such Loan during such period. If such Lender shall pay such amount to the Agent together with interest, such amount so paid shall constitute a loan by such Lender as a part of such Revolving Credit Loan for the purposes of this Agreement. The failure of any Lender to make its pro rata portion of any such Loan available to the Agent shall not relieve any other Lender of its obligations to make available its pro rata portion of such Revolving Credit Loan on the date required under this Section 3.1, but no Lender shall be responsible for the failure of any other Lender to make such pro rata portion available to the Agent on the date required under this Section 3.1.


                                CREDIT AGREEMENT
                                      -19-

     (c) All Revolving Credit Loans made under this Section 3.1 shall be evidenced by the Revolving Credit Notes and each Revolving Credit Loan shall be
made by the Lenders pro rata in accordance with their Commitments.   All Loans
shall be due and payable and bear interest as provided in Article IV hereof. Each Lender is hereby authorized by the Company to note on the schedule attached to its Revolving Credit Notes or otherwise on its books and records the date, amount and type of each Loan, the related Interest Period (if applicable), the amount of each payment or prepayment of principal thereon, and the other information provided for on such schedule, which schedule or books and records shall constitute prima facie evidence of the information so noted, provided that failure of any Lender to make any such notation, or any error in any such notation, shall not relieve the Company of its obligation to repay the outstanding principal amount of the Revolving Credit Loans, all accrued interest thereon and other amounts payable with respect thereto in accordance with the terms of the Revolving Credit Notes and this Agreement. Subject to the terms and conditions of this Agreement, the Company may borrow, prepay pursuant to Section 4.1 hereof, and reborrow Revolving Credit Loans, under this
Section 3.1.

     (d) All Bid Rate Loans shall be disbursed directly by the Lender making such Bid Rate Loan to the Company by 2:30 p.m. Detroit time on the date such Bid Rate Loan is requested to be made via wire transfer in immediately available funds to NBD Bank, 611 Woodward Avenue, Detroit, Michigan 48226, ABA Number 072000326, Attention: Perrigo Company, Credit Account Number 8605-23, confirm to William C. Goodhue (313) 225-2227 or as otherwise directed by the Company.

     (e) Nothing in this Agreement shall be construed to require or authorize any Lender to issue any Letter of Credit, it being recognized that the Agent has the sole obligation under this Agreement to issue Letters of Credit on behalf of the Lenders and the Revolving Credit Commitment of each Lender with respect to Letter of Credit Advances are expressly conditioned upon the Agent's performing such obligations. Upon such issuance by the Agent, each Lender shall automatically acquire a pro rata risk participation interest in such Letter of Credit Advance based on its respective Revolving Credit Commitment. If the Agent shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Agent shall provide notice thereof to each Lender on the date such draft or demand is honored unless the Company shall have satisfied its reimbursement obligation under Section 4.3 by payment to the Agent on such date. Each Lender, on such date, shall make its pro rata share of the amount paid by the Agent and not reimbursed by the Company available in immediately available funds at the principal office of the Agent for the account of the Agent. If and to the extent such Lender shall not have made such pro rata portion available to the Agent, such Lender and the Company severally agree to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date such amount was paid by the Agent until such amount is so made available to the Agent at a per annum rate equal to the interest rate applicable during such period to the related Loan disbursed under Section 4.3 in respect of the reimbursement obligation of the Company. If such Lender shall pay such amount to the Agent together with such interest, such amount so paid shall constitute a Revolving Credit Loan by such Lender disbursed in respect of the reimbursement obligation of the Company under Section 4.3 for purposes of this Agreement. The failure of any Lender to make its pro rata portion of any such amount paid by the Agent available to the Agent shall not relieve any other Lender of its obligation to make available its pro rata portion of such amount, but no Lender shall be responsible for failure of any other Lender to make such pro rata portion available to the Agent.

     Conditions for Disbursement of Initial Loans and/or Letter of Credit Advances. The obligation of the Lenders to make the initial Loan or of the Agent to issue the initial Letter of Credit

                                CREDIT AGREEMENT
                                      -20-
hereunder is subject to receipt by the Agent of the following documents, in form and substance satisfactory to the Agent:

     (a) Charter Documents. Copies of all charter documents of each of the Company and the Guarantors on file in their respective states of incorporation, certified as of a recent date by the appropriate authority or official of such states and certified as true and correct as of the Effective Date by a duly authorized officer of each of the Company and the Guarantors;

     (b) Bylaws and Corporate Authorizations. Copies of the respective by-laws of each of the Company and the Guarantors, together with all authorizing resolutions and evidence of other corporate action taken by the Company and the Guarantors to authorize the execution, delivery and performance by the Company of this Agreement and the Notes and by each of the Guarantors of the Guaranty to which it is a party, and the consummation by each of them of the transactions contemplated hereby, each certified as true and correct as of the Effective Date by a duly authorized officer of each of the Company and the Guarantors;

     (c) Incumbency Certificate. Certificates of incumbency of each of the Company and the Guarantors containing and attesting to the genuineness of the signatures of those officers authorized to act on behalf of the Company in connection with the Agreement and the Notes and of each of the Guarantors in connection with the Guaranty and the consummation by each of them of the transactions contemplated hereby, certified as true and correct as of the Effective Date by a duly authorized officer of each of the Company and the Guarantors;

     (d) Good Standing Certificates. Certificates of recent dates of (i) the Director of the Department of Commerce of the State of Michigan certifying as to good standing and corporate existence of each of the Company, LPC and PSC in the State of Michigan; (ii) the appropriate governmental official of the State of Tennessee certifying as to the good standing and corporate existence of PTN and Cumberland Freight in the State of Michigan; and (iii) the appropriate governmental official certifying as to the good standing of each of the Company and each Guarantor in each additional jurisdiction such person should be qualified to do business, except where the failure to be so qualified would have a material adverse effect on the properties, business, operations, or condition, financial or otherwise, of the Company or such Guarantor;

     (e) Notes. The Notes, appropriately completed for each Lender duly executed on behalf of the Company;

     (f) Guaranty. A fully executed guaranty or confirmation of guaranty whereby the Guarantors guarantee all obligations of the Company to the Lenders and the Agent under this Agreement and the Notes;

     (g) Legal Opinion. The favorable written opinion of Law, Weathers & Richardson, counsel for the Company and the Guarantors, relating to those matters referenced in Sections 5.1, 5.2, 5.3, 5.5 and 5.7 of this Agreement and paragraphs 5(a) and (b) of the Guaranty, in form and substance satisfactory to the Lenders and as to such other matters as the Lenders may reasonably request;

     (h) Solvency Certificate. The Solvency Certificate, in form, and substance satisfactory to the Agent, executed by the chief executive officer and the chief financial officer of the Company, together with

                                CREDIT AGREEMENT
                                      -21-
balance sheets as of March 31, 1996 of the Company and each of LPC, PSC, and PTN and of the Company, LPC, PSC, and PTN on a consolidated basis;

     (i) Payment of Indebtedness Under Prior Credit Agreement. Payment in full (which payment shall be made simultaneously with the first Loans made under this Agreement) of the outstanding principal balance and all interest accrued through the Effective Date hereof on the loans and all fees accrued under the Prior Credit Agreement, and it is hereby acknowledged and agreed that the Commitments replace all commitments to lend under the Prior Agreement, all of which commitments to lend under the Prior Credit Agreement shall be terminated simultaneously upon this Agreement being executed;

     (j) Additional Documents. Such additional agreements and documents, fully executed by the Company and its Subsidiaries, requested by the Agent as the Agent may consider to be necessary or desirable to implement or further the provisions and intent of this Agreement.

     Further Conditions for Disbursement of Loans and/or Letter of Credit Advances. No Lender shall be obligated to make any Loan and the Agent shall not be obligated to issue any Letter of Credit (including the initial Loan or Letter of Credit) unless (a) no Default exists or shall have occurred and be continuing on the date such Loan or Letter of Credit Advance is made, and the representations and warranties set forth in Article V hereof are true and correct as of the date such Loan or Letter of Credit Advance is made with the same effect as if made on such date and (b) in the case of any Letter of Credit Advance, the Company shall have delivered to the Agent an application for the related Letter of Credit and other related documentation requested by and acceptable to the Agent appropriately completed and duly executed on behalf of the Company. The Company shall be deemed to have made a certification to the Lenders at the time of the making of each Loan or Letter of Credit Advance to the effect set forth in this Section 3.3. For purposes of this Section 3.3, the representations and warranties contained in Section 5.10 shall be deemed made with respect to both the financial statements referred to therein and the most recent financial statements delivered pursuant to Section 6.1(d)(ii) and
(iii).

     Subsequent Elections as to Revolving Credit Loans.  The Company may elect
(a) to continue a Fixed Rate Loan or a portion thereof, as a Fixed Rate Loan of the then-existing type, or (b) to convert a Fixed Rate Loan of one type, or a portion thereof, to a Loan of another type, or (c) to convert a Prime Rate Loan, or a portion thereof, to a Fixed Rate Loan, or, (d) to convert a Loan denominated in a Permitted Currency to a Loan denominated in another Permitted Currency, in each case by giving notice thereof to the Agent in substantially the form of Exhibit J hereto not later than 1:30 p.m. Detroit time three Eurocurrency Business Days prior to the date any such continuation of or conversion to a Eurocurrency Rate Loan is to be effective and not later than 1:30 p.m. Detroit time one day prior to the date any such continuation or conversion is to be effective in all other cases; provided that an outstanding Fixed Rate Loan may only be converted on the last day of the then-current Interest Period with respect to such Loan, and provided, further, if a continuation of a Revolving Credit Loan as, or a conversion of a Loan to, a Fixed Rate Loan is requested, such notice shall also specify the Interest Period and the Permitted currency, if applicable, to be applicable thereto upon such continuation or conversion. The Agent, no later than 3:00 p.m. Detroit time on the day such notice is received, shall provide notice of such election to the Lenders and provided, further, that a Revolving Credit Loan may not be converted to a Swing Line Loan. If the Company shall not timely deliver such a notice with respect to any outstanding Fixed Rate Loan, the Company shall be deemed to have elected to convert such Fixed Rate Loan to a Prime Rate Loan on the last day of the then-current Interest Period with

                                CREDIT AGREEMENT
                                      -22-
respect to such Fixed Rate Loan.

     Limitation of Requests and Elections. Notwithstanding any other provision of this Agreement to the contrary, if, upon receiving a request for a Fixed Rate Loan pursuant to Section 3.1 hereof, or a request for a continuation or conversion of a Fixed Rate Loan, or a portion thereof, as a Fixed Rate Loan, or a request for a conversion of a Prime Rate Loan, or a portion thereof, to a Fixed Rate Loan pursuant to Section 3.4, or a request for a conversion of a Loan denominated in a Permitted Currency to a Loan denominated in another Permitted Currency, (a) in the case of any Fixed Rate Loan, deposits in the relevant Permitted Currency for periods comparable to the Interest Period elected by the Company are not available to any Lender in the relevant interbank market, or (b) the CD Rate or Eurodollar Rate will not adequately and fairly reflect the cost to any Lender of making, funding or maintaining the related Fixed Rate Loan, or (c) by reason of national or international financial, political or economic conditions or by reason of any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect, or the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Lender with any guideline, request or directive of such authority (whether or not having the force of law), including without limitation exchange controls, it is impracticable, unlawful or impossible for any Lender (i) to make or fund the relevant Fixed Rate Loan, or (ii) to continue or convert such Fixed Rate Loan, or a portion thereof, as a Fixed Rate Loan, or (iii) to convert a Prime Rate Loan, or a portion thereof, to a Fixed Rate Loan, or (iv) the Company to make or any Lender to receive any payment under this Agreement at the place specified for payment hereunder or to freely convert any amount paid into Dollars at market rates of exchange or to transfer any amount paid or so converted to the address of its principal office, then the Company shall not be entitled, so long as such circumstances continue, to request a Loan of the affected type pursuant to Section 3.1 or a continuation of or conversion to a Loan of the affected type pursuant to Section 3.4. In the event that such circumstances no longer exist, the Lenders shall again consider requests for Loans of the affected type pursuant to Section 3.1, and requests for continuations of and conversions to Loans of the affected type pursuant to Section 3.4.

     Minimum Amounts. Except for (a) Revolving Credit Loans and conversions which exhaust the entire remaining amount of the Credit and (b) conversions or payments required pursuant to Article IX hereof, each Fixed Rate Loan shall be in a minimum amount of $1,000,000 and in integral multiples thereof (or the Dollar Equivalent thereof) and each Prime Rate Loan shall be in a minimum amount and in integral multiples of $1,000,000 (or the Dollar Equivalent thereof). The aggregate number of Fixed Rate Loans outstanding at any one time under this Agreement may not exceed five.


                 ARTICLE IV.  PAYMENTS AND PREPAYMENTS OF LOANS

1    Principal Payments.

     (a) Unless earlier payment is required under this Agreement, the Company shall pay to the Agent for the account of the Lenders (i) on the Termination Date, the outstanding principal amount of all Revolving Credit Loans and (ii) on the stated maturity date, the outstanding principal amount of all Swing Line Loans but in no event shall such date be later than the Termination Date.

                                CREDIT AGREEMENT
                                      -23-

     (b) Unless earlier payment is required under this Agreement, the Company shall, on the maturity date of any Bid Rate Loan, pay to the Lender of such Bid Rate Loan the outstanding principal amount of such Loan.

     (c) The Company may at any time and from time to time prepay all or any portion of the Loans without premium or penalty, provided that (i) the Company may not prepay any portion of any Revolving Credit Loan as to which an election for continuation as or conversion to a Fixed Rate Loan is pending pursuant to
Section 3.1 or 3.4 hereof, (ii) unless earlier payment is required under this Agreement, any Fixed Rate Loan or Bid Rate Loan may only be paid on the last day of the then-current Interest Period with respect to such Loan and no prepayments thereof are allowed, and (iii) each such prepayment of any Loan shall be in a minimum amount and in integral multiples of $1,000,000.

     (d) If at any time the Dollar Equivalent of the aggregate principal amounts outstanding under the Loans and Letters of Credit exceed the Commitments, the Company shall immediately pay to the Agent for the account of the Lenders an amount not less than the amount of such excess, to be applied first to the amounts outstanding under the Revolving Credit Loans, then to the amounts outstanding under the remaining Loans, and the remainder, if any, to be held by the Agent on behalf of the Lenders as cash collateral securing any reimbursement obligations which may arise under the outstanding Letters of Credit, if any; the Company grants to the Agent for the benefit of the Lenders a first-priority lien and security interest in this cash collateral, and all cash collateral shall be in the Agent's sole and exclusive control.

     (e) If at any time the face amount of the Letters of Credit exceed the lesser of $10,000,000 and the Commitment, the Company shall immediately pay to the Agent for the account of the Lenders an amount not less than the amount of such excess, to be applied first to the amounts outstanding under the Revolving Credit Loans, and the remainder, if any, to be held by the Agent on behalf of the Lenders as cash collateral securing any reimbursement obligations which may arise under the outstanding Letters of Credit, if any.

     Interest Payments. (a) The Company shall pay interest to the Agent for the account of the Lenders on the unpaid principal amount of each Loan for the period commencing on the date such Loan is made until such Loan is paid in full, on each Interest Payment Date and on the Termination Date, and thereafter on demand, at the following rates per annum:

            (i)  During such periods that such Loan is a Prime
                 Rate Loan, the Prime Rate;

          (ii) During such periods that such Loan is a Eurocurrency Rate Loan, the Eurocurrency Rate applicable to such Loan for the related Interest Period;

          (iii) During such periods that such Loan is a CD Rate Loan, the CD Rate applicable to such Loan for the related Interest Period;

          (iv) During such periods that such Loan is a Bid Rate Loan, the Bid Rate applicable to such Loan for each related Bid Rate Interest Period; and

            (v)  During such periods that such Loan is a Swing
                 Line Loan, the Swing Line Rate applicable to such Loan for each related Swing Line Interest Period; and

                                CREDIT AGREEMENT
                                      -24-

            (vi) Notwithstanding the foregoing paragraphs (i)
                 through (v), the Company agrees to pay interest on demand at the Overdue Rate on the outstanding principal amount of any Loan and any other amount payable by the Company hereunder (other than interest) which is not paid in full within five Business Days from the due date thereof (whether at stated maturity, by acceleration or otherwise) for the period commencing on the sixth day after the due date thereof until the same is paid in full.

     (b) So long as no Default has occurred and is continuing, interest payable on any Interest Payment Date on any of the Prime Rate Loans shall be for interest accrued on the Loans through the end of the preceding month.

     1.2 Letter of Credit Reimbursement Payments. (a) The Company agrees to pay to the Agent, on the day on which the Agent shall honor a draft or other demand for payment presented or made under any Letter of Credit, an amount equal to the amount paid by the Agent in respect of such draft or other demand under such Letter of Credit and all expenses paid or incurred by the Agent relative thereto. Unless the Company shall have made such payment to the Agent on such day, upon each such payment by the Agent, the Agent shall be deemed to have disbursed to the Company, and the Company shall be deemed to have elected to satisfy its reimbursement obligation by, a Revolving Credit Loan bearing interest at the Prime Rate for the account of the Lenders in an amount equal to the amount so paid by the Agent in respect of such draft or other demand under such Letter of Credit. Such Revolving Credit Loan shall be disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Loan set forth in Article III hereof and, to the extent of the Revolving Credit Loan so disbursed, the reimbursement obligation of the Company under this
Section 4.3 shall be deemed satisfied without, however, constituting any waiver by the Lenders or the Agent as to any Default then existing or thereby created.

     (b) The reimbursement obligation of the Company under this Section 4.3 shall be absolute, unconditional and irrevocable and shall remain in full force and effect until all obligations of the Company to the Lenders hereunder shall have been satisfied, and such obligations of the Company shall not be affected, modified or impaired upon the happening of any event, including without limitation, any of the following, whether or not with notice to, or the consent of, the Company:

            (i) Any lack of validity or enforceability of any Letter of Credit or any documentation relating to any Letter of Credit or to any transaction related in any way to such Letter of Credit (the "Letter of Credit Documents");

            (ii) Any amendment, modification, waiver, consent, or
                 any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to any of the Letter of Credit Documents;

            (iii) The existence of any claim, setoff, defense or
                 other right which the Company may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Agent or any Lender or any other person or entity, whether in connection with any of the Letter of Credit Documents, the transactions contemplated herein or therein or any unrelated transactions;

                                CREDIT AGREEMENT
                                      -25-

            (iv) Any draft or other statement or document
                 presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

            (v) Payment by the Agent to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

            (vi) Any failure, omission, delay or lack on the part
                 of the Agent or any Lender or any party to any of the Letter of Credit Documents to enforce, assert or exercise any right, power or remedy conferred upon the Agent, any Lender or any such party under this Agreement or any of the Letter of Credit Documents, or any other acts or omissions on the part of the Agent, any Lender or any such party; and

           (vii) Any other event or circumstance that would, in the absence of this clause, result in the release or discharge by operation of law or otherwise of the Company from the performance or observance of any obligation, covenant or agreement contained in this Section 4.3.

No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which the Company has or may have against the beneficiary of any Letter of Credit shall be available hereunder to the Company against the Agent or any Lender. Nothing in this Section 4.3 shall limit the liability, if any, of the Lenders to the Company pursuant to Section 10.5(b).

     1.3 Payment Method. (a) All payments to be made by the Company hereunder will be made in immediately available funds to the Agent (i) in the case of principal and interest on any Loan, in the Permitted Currency in which such Loan is denominated and (ii) in all other cases, in the otherwise specified or relevant currency. All payments in Dollars shall be made to the Agent not later than 1:30 p.m. Detroit time on the date on which such payment shall become due, and all payments in a Permitted Currency other than dollars shall be made by credit to the Agent's account at its designated branch or correspondent bank in the country issuing the relevant Permitted Currency, or in such other place specified by the Agent, not later than 1:30 p.m. in the local time at the place for payment. Payments received after 1:30 p.m. local time shall be deemed to be payments made prior to 1:30 p.m. local time on the next succeeding Business Day. The Company hereby authorizes the Agent to charge its account with the Agent in order to cause timely payment of amounts due hereunder to be made (subject to sufficient funds being available in such account for that purpose).

     (b) At the time of making each such payment, the Company shall, subject to the other terms and conditions of this Agreement, specify to the Agent that obligation of the Company hereunder to which such payment is to be applied, or, if an Event of Default shall have occurred and be continuing, the Agent shall apply such payments as follows: first, to reimburse the Agent for all costs and expenses incurred by and in connection with performing its duties and obligations hereunder and any documents executed in connection herewith; second, on a pro rata basis, all accrued but unpaid commitment fees, letter of credit fees, agent fees, fronting fees, and other similar fees due hereunder; third, on a pro rata basis, all accrued but unpaid

                                CREDIT AGREEMENT
                                      -26-
interest on any Loans, provided that if no Event of Default has occurred and is continuing, interest shall be paid on the Revolving Credit Loans before payment of interest on other Loans; fourth, on a pro rata basis, to pay all principal on all Loans and all cash collateral and reimbursement obligations under Letters of Credit, provided, that if no Event of Default shall have occurred and be continuing, the principal amount of Revolving Credit Loans shall be paid prior to payment of any principal on any other Loans or any cash collateral or reimbursement obligations under Letters of Credit; and fifth, to pay to the Agent and the Lenders any other amounts payable hereunder.

     (c) On each day such payments are deemed received, the Agent shall remit to the Lenders their pro rata shares of such payments in immediately available funds via wire transfer (i) in the case of payments of principal and interest on the Revolving Credit Loans, determined with respect to each such Lender by the ratio which the outstanding principal balance of its Revolving Credit Notes bears to the outstanding principal balance of all such Revolving Credit Notes and (ii) in the case of facility fees, letter of credit fees paid pursuant to Sections 2.4 through 2.6, and other amounts payable hereunder (other than amounts payable with respect to Article X hereof), determined with respect to each such Lender by the ratio which the Commitment of such Lender bears to the Commitments of all the Lenders.

     (d) This Agreement arises in the context of an international transaction, and the specification of payment in a specific currency at a specific place pursuant to this Agreement is of the essence. Such specified currency shall be the currency of account and payment under this Agreement. The Company's obligations hereunder shall not be discharged by an amount paid in any other currency or at another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid, on prompt conversion into the applicable currency and transfer to the Lenders under normal banking procedure, does not yield the amount of such currency due under this Agreement. In the event that any payment, whether pursuant to a judgment or otherwise, upon conversion and transfer, does not result in payment of the amount of such currency due under this Agreement, the Lenders shall have an independent cause of action against the Company for the currency deficit.

     (e) If for purposes of obtaining judgment in any court, it becomes necessary to convert any currency due hereunder into any other currency, the Company will pay any additional amount as may be necessary to ensure that the amount paid in respect of such judgment is the amount in such other currency which, when converted at the Agent's spot rate of exchange prevailing on the date of payment, would yield the same amount of the currency due hereunder.
Any amount due from the Company under this Section will be due as a separate debt and shall not be affected by judgment being obtained for any other sum due under or in respect of this Agreement.

     1.4 No Setoff or Deduction. (a) All payments of principal of and interest on the Loans and other amounts payable by the Company hereunder shall be made by the Company without setoff or counterclaim, and free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, duties, fees, assessments, or other charges of whatever nature, imposed by any governmental authority, or by any department, agency or other political subdivision or taxing authority.

     (b) If at any time the Company is required by law or by any directive or order of any court of competent jurisdiction to make any deduction or withholding of whatever nature from any payment due in

                                CREDIT AGREEMENT
                                      -27-
any Permitted Currency under this Agreement, the Company will ensure that the same does not exceed the minimum liability therefor and will (i) pay to any Lender on request such additional amount as such Lender certifies will result in the net amount received by it after all deductions being equal to the full amount which would have been receivable had there been no deduction or withholding and (ii) pay forthwith to the relevant authorities the full amount of the deduction or withholding and deliver to the Agent such an official receipt, certificate or other proof evidencing the amount paid in respect of such deduction or withholding. Any additional amount paid under this sub-clause shall not be treated as interest but as agreed compensation.

     1.5 Payment on Non-Business Day; Payment Computations. Except as otherwise provided in this Agreement to the contrary, whenever any installment of principal of, or interest on, any Loan outstanding hereunder or any other amount due hereunder, becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of any installment of principal, interest shall be payable thereon at the rate per annum determined in accordance with this Agreement during such extension. Computations of interest and other amounts due under this Agreement shall be made on the basis of a year of 360 days, or 365 or 366 days, as determined by custom in the relevant market, for the actual number of days elapsed, including the first day but excluding the last day of the relevant period.


                   ARTICLE V.  REPRESENTATIONS AND WARRANTIES

     The Company represents and warrants that:

1 Corporate Existence and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and is duly qualified to do business in each additional jurisdiction where the failure to so qualify would have a material adverse effect on the properties, business, operations, or condition, financial or otherwise, of the Company. The Company has all requisite corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted, and to execute and deliver this Agreement and the Notes and to engage in the transactions contemplated by this Agreement.

     1.1 Corporate Authority. The execution, delivery and performance by the Company and the Guarantors of this Agreement, the Guaranty and the Notes, are within their corporate powers, have been duly authorized by all necessary corporate action, and do not contravene any law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority, or of the terms of the Company's or any Guarantor's charter or by-laws, or of any contract or undertaking to which the Company or any Subsidiary is a party or by which the Company, any Guarantor or their property may be bound or affected; and neither the Company nor any Subsidiary is in default under any such law, rule or regulation, judgment, decree, writ, injunction, order or award of any arbitrator, court of governmental authority, or of any contract or undertaking to which the Company or any Subsidiary is a party or by which the Company or its property or any Subsidiary or any of its property may be bound or affected, where such default could have a material adverse effect on the business, properties, operations or condition, financial or otherwise, of the Company or any Subsidiary.

                                CREDIT AGREEMENT
                                      -28-

     1.2 Binding Effect. This Agreement, the Guaranty and the Notes when delivered hereunder will be, legal, valid and binding obligations of the Company and each Guarantor enforceable against the Company and each Guarantor in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws relative to or affecting the enforcement of creditors' rights generally in effect from time to time and by general principles of equity.

     1.3 Subsidiaries. Exhibit K hereto correctly sets forth the corporate name, jurisdiction of incorporation and ownership percentage of each Subsidiary. Each such Subsidiary is and each corporation becoming a Subsidiary after the date hereof will be a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and duly qualified to do business in each additional jurisdiction where the failure to so qualify would have a material adverse effect on the properties, business, operations, or condition, financial or otherwise, of the Company and the Subsidiaries, on a consolidated basis. Each Subsidiary has and will have all requisite corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted. All outstanding shares of capital stock of each class of each Subsidiary have been and will be validly issued and will be fully paid and nonassessable and, except as otherwise indicated on Exhibit K hereto, are and will be owned, beneficially and of record, by the Company or another Subsidiary of the Company free and clear of any liens, charges, encumbrances or rights of others whatsoever, other than Liens permitted under Section 6.2(f).

     1.4 Litigation. Except as set forth on Exhibit R, there are no actions, suits or proceedings pending or, to the best of the Company's knowledge, threatened against or affecting the Company or any of its Subsidiaries before any court, governmental authority, or arbitrator which, if adversely decided, might result, either individually or collectively, in any material adverse change in the business, properties, operations or condition, financial or otherwise, of the Company and the Subsidiaries on a consolidated basis and, to the best of the Company's knowledge, there is no basis for any such action, suit or proceeding.

     1.5 Use of Loans and Letter of Credit Advances. The Company does not extend or maintain, in the ordinary course of business, credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or Letter of Credit Advance will be used for the purpose, whether immediate, incidental, or ultimate, of buying or carrying any such margin stock or maintaining or extending credit to others for such purpose. After applying the proceeds of each Loan and Letter of Credit Advance, not more than 25% of the value of the assets (either of the Company alone or of the Company and its Subsidiaries on a consolidated basis) subject to the provisions of this Agreement that may cause the Loan or any Letter of Credit Advance to be deemed secured will constitute such margin stock.

     1.6 Consents, Etc. No consent, approval or authorization of or declaration, registration or filing with any governmental authority or any nongovernmental person or entity, including without limitation any creditor or stockholder of the Company or any of the Subsidiaries, is required on the part of the Company or any of the Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the Notes and by the Guarantors of any Guaranty or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Agreement, the Notes or the Guaranties except for such consents approvals, authorizations, declarations, registrations or filings which have been obtained and are in full force and effect.

                                CREDIT AGREEMENT
                                      -29-

     Taxes. Each of the Company and each Subsidiary has filed or has caused to be filed all tax returns (federal, state and local) required to be filed (unless the failure to file such returns would not materially adversely affect the business, properties, operations or condition, financial or otherwise, of the Company and its Subsidiaries on a consolidated basis) and has paid all taxes shown thereon to be due, including interest and penalties, or, if required by generally accepted accounting principles, has established adequate financial reserves on its books and records for payment thereof.

     Title to Properties. Each of the Company and the Subsidiaries has good and marketable title to, and a valid indefeasible ownership interest in, all of its properties and assets (other than property and assets which do not materially adversely affect the business or financial condition of the Company and the Subsidiaries on a consolidated basis) and all of its properties and assets are free and clear of any Lien except Liens permitted by Section 6.2(f).

     Financial Condition. The consolidated balance sheet of the Company and its Subsidiaries and the consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the fiscal year ended June 30, 1995, certified by BDO/Seidman, independent certified public accountants, and the interim consolidated balance sheet and interim consolidated statements of income and cash flow as of or for the nine-month period ended on March 31, 1996, copies of which have been furnished to the Lenders, fairly present the consolidated financial condition of the Company and its Subsidiaries as at the date thereof, and the consolidated results of operations of the Company and its Subsidiaries for the periods indicated, all in accordance with generally accepted accounting principles consistently applied. There has been no material adverse change in the business, properties, operations, or in the condition, financial or otherwise of the Company and its Subsidiaries, on a consolidated basis, since June 30, 1995. There are no liabilities of the Company or any Subsidiary, fixed or contingent, which are material but are not reflected in such financial statements or the notes thereto.

     Solvency. The Company and its Subsidiaries, individually and on a consolidated basis, are Solvent.

     ERISA Compliance. The Company, its Subsidiaries, their ERISA Affiliates and their respective Plans are in compliance in all material respects with those provisions of ERISA and of the Code which are applicable with respect to any Plan. No Prohibited Transaction and no Reportable Event has occurred with respect to any Plan. None of the Company, any of its Subsidiaries or any ERISA Affiliate is an employer with respect to any Multiemployer Plan. The Company, its Subsidiaries and their ERISA Affiliates have met the minimum funding requirements under ERISA and the Code with respect to each of their respective Plans, if any, and have not incurred any liability to the PBGC or any Plan.
The execution, delivery and performance of this Agreement and the Notes do not constitute a Prohibited Transaction. There is no material unfunded benefit liability, determined in accordance with Section 4001(a)(18) of ERISA, with respect to any Plan.

     Labor Disputes and Casualties. Neither the business nor the properties of the Company or any Subsidiary are affected by any strike, lockout or other labor dispute, or by any fire, accident, or other casualty, which materially and adversely affects such business or properties or the operation of the Company and its Subsidiaries on a consolidated basis.

                                CREDIT AGREEMENT
                                      -30-

     Environmental, Safety, Drug and Cosmetic Regulations. Except as disclosed on Exhibit L hereto, the Company and each Subsidiary is in compliance in all material respects with all federal, state and local laws, ordinances and regulations relating to safety, industrial hygiene, the environmental condition or the manufacture, sale or distribution of any drug or cosmetic, including, without limitation all Environmental Laws in jurisdictions in which the Company or any Subsidiary owns or operates, or has owned or operated, a facility or site, or arranges or has arranged for disposal or treatment of hazardous substances, solid waste, or other wastes, accepts or has accepted for transport any hazardous substances, solid wastes or holds or has any interest in real property or otherwise. No demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private person or entity or otherwise, arising under, relating to or in connection with any Environmental Laws is pending or threatened against the Company or any of its Subsidiaries, any real property in which the Company or any such Subsidiary holds or has held an interest or any past or present operation of the Company or any Subsidiary, the outcome of which, if adversely determined against the Company or any Subsidiary, would be material to the business, operations, properties or condition, financial or otherwise, of the Company and its Subsidiaries on a consolidated basis.
Neither the Company nor any Subsidiary (a) is the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic substances, radioactive materials, hazardous wastes or related materials into the environment, (b) has received any notice of any toxic substances, radioactive materials, hazardous waste or related materials in or upon any of its properties in violation of any Environmental Laws, except as disclosed on Exhibit L hereto, and, as to such matters disclosed on Exhibit L, none, if adversely decided, would result, either individually or collectively, in any material adverse change in the business, operations, properties or condition, financial or otherwise, of the Company and its Subsidiaries on a consolidated basis, (c) has received any notice or to its knowledge is the subject of any federal or state investigation with respect to any material violation of any laws or regulations relating to the manufacture, sale or distribution of any drug or cosmetic, including without limitation the Federal Food, Drug and Cosmetic Act, 21 USC Section Section 301 et seq., or
(d) knows of any basis for any such investigation, notice or violation other than an investigation, notice, or violation which, if adversely decided, would not result, either individually or collectively, in any material adverse change in the business, operations, properties or condition, financial or otherwise, of the Company and the Subsidiaries, on a consolidated basis.


                             ARTICLE VI.  COVENANTS

1 Affirmative Covenants. The Company covenants and agrees that, until the Termination Date and thereafter until payment in full of the principal of and accrued interest on the Notes, the termination or expiration of all Letters of Credit and the performance of all other obligations of the Company under this Agreement, unless the Majority Lenders shall otherwise consent in writing, it shall, and shall cause each of the Subsidiaries to:

     (a) Preservation of Corporate Existence, Etc.  Except as permitted under
Section 6.2(g), preserve and maintain its corporate existence, rights, privileges, licenses, franchises and permits and qualify and remain qualified as a validly existing corporation in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the properties, business, operations or condition, financial or otherwise, of the Company and the Subsidiaries, on a consolidated basis.

                                CREDIT AGREEMENT
                                      -31-

     (b) Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority, whether federal, state, local or foreign (including without limitation ERISA, the Code and Environmental Laws), in effect from time to time; and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income, revenues or property, before the same shall become delinquent or in default; as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to liens upon such properties or any portion thereof), except to the extent that failure to comply with the foregoing would not have a material adverse impact on the business or financial condition of the Company and the Subsidiaries, on a consolidated basis, or that compliance with any of the foregoing is then being contested in good faith by appropriate legal proceedings and with respect to which adequate financial reserves have been established on the books and records of the Company or its Subsidiaries, if required by generally accepted accounting principles.

     (c) Maintenance of Insurance. Maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar or comparable businesses, or otherwise in the manner determined in the reasonable judgment of the Company which would not have a material adverse effect on the financial condition of the Company and its Subsidiaries on a consolidated basis, including without limitation such workers' compensation insurance as required by law, unless the Company or any Subsidiary is qualified and duly authorized by law to self-insure with respect to its workers' compensation liability and is not otherwise prohibited by this Agreement from doing so, and products liability insurance. The insurance listed on Exhibit M hereto is currently in full force and effect.

     (d) Reporting Requirements.  Furnish to the Lenders the following:

            (i) Promptly and in any event within 10 calendar days after becoming aware of the occurrence of (A) any Event of Default or any event or condition which, with notice or lapse of time, or both, would constitute an Event of Default, (B) the commencement of any material litigation against, by or affecting the Company or any Subsidiary, and any material developments therein, (C) the entry into any material contract or undertaking that is not entered into in the ordinary course of business, (D) any development in the business or affairs of the Company or any of its Subsidiaries which has resulted in or which is likely, in the reasonable judgment of the Company, to result in any material adverse change in the business, properties, operations or condition, financial or otherwise, of the Company or any of its Subsidiaries, or (E) any notice from any governmental entity, including without limitation the Food and Drug Administration and the Environmental Protection Agency, of any formal or informal investigation or violation of any law or regulation with respect to the Company or any Subsidiary (other than customary, reoccurring or routine investigations) which is likely, in the reasonable judgment of the Company, to result in any material adverse change in the business, properties, operations or conditions, financial or otherwise, of the Company or any of its Subsidiaries, together with a statement of the chief financial officer of the Company setting forth the details of any of the foregoing and the action which the Company has taken and proposes to take with respect thereto;


                                CREDIT AGREEMENT
                                      -32-

            (ii) As soon as available and in any event within 45
                 days after the end of each fiscal quarter of the Company, the consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarterly period, and the related consolidated statements of income, retained earnings and cash flows for the period commencing at the end of the previous fiscal year and ending with the end of such quarterly period, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end adjustments) by the chief financial officer of the Company as having been prepared in accordance with generally accepted accounting principles, together with a certificate of the chief financial officer of the Company stating that (A) no Event of Default or event or condition which, with notice or lapse of time, or both, would constitute an Event of Default, has occurred and is continuing or, if an Event of Default or such an event or condition has occurred and is continuing, a statement setting forth the details thereof and the action which the Company has taken and proposes to take with respect thereto and (B) a computation (which computation shall accompany such certificate in reasonable detail) showing compliance with Sections 6.2(a),
                 (b), (c), and (d) in conformity with the terms of this Agreement; provided, however, that, within 28 days after the end of each fiscal quarter of the Company, the Company shall provide the Agent with a computation showing compliance with Sections 6.2(b) and (c);

            (iii) As soon as available and in any event within 90
                 days after the end of each fiscal year of the Company, the consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, retained earnings and cash flows for such fiscal year, certified without qualifications unacceptable to the Lenders by independent certified public accountants selected by the Company and acceptable to the Agent, together with a certificate of such accountants stating
                 (A) that they have reviewed this Agreement, and stating further whether, in the course of their review of such financial statements, they have become aware of any Default and, if a Default has occurred and is continuing, a statement setting forth the nature and status thereof and (B) a computation by the Company (which computation shall accompany such certificate and shall be in reasonable detail) showing compliance with Sections 6.2(a), (b), (c) and (d) in conformity with the terms of this Agreement;

            (iv) Promptly after the sending or filing thereof,
                 copies of all reports, proxy statements and financial statements which the Company or any of the Subsidiaries sends to any securities exchange or to the Securities and Exchange Commission or any successor agency thereof;

            (v) Promptly and in any event within 10 calendar days after receiving or becoming aware thereof (A) a copy of any notice of intent to terminate any Plan of the Company, its Subsidiaries or any ERISA Affiliate filed with the PBGC, (B) a statement of the chief financial officer of the Company setting forth the details of the occurrence of any Reportable Event with respect to any such Plan, (C) a copy of any notice that the

                                CREDIT AGREEMENT
                                      -33-

                 Company, any of its Subsidiaries or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any such Plan or to appoint a trustee to administer any such Plan, or (D) a copy of any notice of failure to make a required installment or other payment within the meaning of
                 Section 412(n) of the Code or Section 302(f) of ERISA with respect to any such Plan;

            (vi) At least 15 days but not more than 60 days prior
                 to the Company entering into an Acquisition with a purchase price (including all assumed liabilities) valued at $50,000,000 or more, a certificate of the chief financial officer of the Company stating that (A) no Event of Default or event or condition which, with notice or lapse of time, or both, would constitute an Event of Default, has occurred and is continuing or would occur as a result of the Acquisition taking place, and (B) a computation (which computation shall accompany such certificate in reasonable detail) showing compliance with Sections 6.2(a), (b), (c), (d), and (g) in conformity with the terms of this Agreement.

            (vii) Promptly, such other information respecting the
                 business, properties or the condition or operations, financial or otherwise, of the Company or any of its Subsidiaries as any Lender may from time to time reasonably request.

     (e) Access to Records, Books, Etc. At any reasonable time and from time to time, permit the Lenders or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and the Subsidiaries, and to discuss the affairs, finances and accounts of the Company and the Subsidiaries with their respective officers and employees.

     (f) Use of Proceeds. The proceeds of the Loans shall be used to (i) pay in full all outstanding amounts due under the Prior Credit Agreement, without any prepayment fee, (ii) make advances to the Guarantors for working capital, capital expenditures and operating expenses, and (iii) for other general corporate purposes of the Company.

        (g) Further Assurances. Promptly (i) cause each person becoming a Material Subsidiary at any time after the Effective Date to execute and deliver to the Lenders (or, where appropriate, to the Agent for the benefit of the Lenders), within 30 days after such person becomes a Material Subsidiary, a Guaranty in substantially the form of such Guaranty delivered by the Guarantors, (ii) execute and cause each such Subsidiary promptly to execute and deliver all further instruments and documents and take all further action that may be necessary or desirable, or that the Agent may request, in order to give effect to, and to aid in the exercise and enforcement of the rights and remedies of the Agent and the Lenders under this Agreement and the Notes.

     1.1 Negative Covenants. The Company covenants and agrees that, until the Termination Date and thereafter until payment in full of the principal of and accrued interest on the Notes, the termination or expiration of all Letters of Credit and the performance of all other obligations of the Company under this Agreement, unless the Majority Lenders shall otherwise consent in writing, it shall not, and shall not permit any Subsidiary to:

                                CREDIT AGREEMENT
                                      -34-

     (a) Tangible Net Worth. Permit or suffer Consolidated Tangible Net Worth of the Company and its Subsidiaries to be less than the sum of (i) $250,000,000, plus (ii) an amount equal to 50% of Cumulative Net Income (without reduction for net loss) of the Company and its Subsidiaries for each fiscal year of the Company ending after the Effective Date, plus (iii) the amount of proceeds of any new issuance of common or preferred stock other than stock issued pursuant to the exercise of employee stock options.

     (b) Interest Coverage Ratio. Permit or suffer the Consolidated Interest Coverage Ratio of the Company and its Subsidiaries, as calculated for the four consecutive fiscal quarters of the Company then ending, to be less than 3.0 to
1.0 as of the last day of each fiscal quarter of the Company and its Subsidiaries.

     (c) Funded Debt Ratio. Permit or suffer the Funded Debt Ratio to be greater than 55%.

     (d) Loans and Advances; Investments. Purchase or otherwise acquire any capital stock of or other ownership interest in, or debt securities of or other evidences of Indebtedness of, any other person, nor make any loan or advance of any of its funds or property or make any other extension of credit to, or make any investment or acquire any interest whatsoever in, any other person, nor incur any contingent liability except under this Agreement and the Guaranty, other than:

            (i) extensions of trade credit made in the ordinary course of business on customary credit terms and advances made to officers and employees in the ordinary course of business;

            (ii) commercial paper of any United States issuer
                 having an investment grade rating then given by Moody's Investors Service, Inc., or Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc., direct obligations of and obligations fully guaranteed by the United States of America or any agency or instrumentality thereof, or certificates of deposit or repurchase agreements of any commercial bank which is a member of the Federal Reserve System and which has capital, surplus and undivided profit (as shown on its most recently published statement of condition) aggregating not less than $50,000,000;

           (iii) loans and advances to and other investments in joint ventures and in other corporations primarily engaged in a Related Business, provided that the aggregate outstanding amount of all such loans, advances and other investments shall not exceed 20% of Consolidated Tangible Net Worth of the Company and its Subsidiaries as of the later of March 31, 1996, or the then most recently ended fiscal quarter of the Company, and that portion of such aggregate amount consisting of loans and advances shall not exceed 10% of Consolidated Tangible Net Worth of the Company and its Subsidiaries as of the later of March 31, 1996, or the then most recently ended fiscal quarter of the Company;

            (iv) funds invested with a prudently selected nationally recognized money market fund;

            (v) loans or advances by the Company to and investments by the Company in any Subsidiaries and loans or advances by any


                                CREDIT AGREEMENT
                                      -35-

                 Subsidiaries to and investments by any Subsidiaries in the Company or any other Subsidiaries; and

            (vi) acquisitions of evidences of Indebtedness of
                 Subsidiaries pursuant to Section 6.2(e)(iv) and transactions permitted by Section 6.2(g).

     (e) Indebtedness. Create, incur, assume, guaranty or in any manner become liable in respect of, or suffer to exist, any Indebtedness other than:

            (i) Indebtedness existing on the Effective Date and described in Exhibit N attached hereto, but no increase of the principal amount of any such Indebtedness shall be permitted;

           (ii)  The Loans, the Letters of Credit, and the Guaranty;

          (iii) Indebtedness of the Company and its Subsidiaries in aggregate outstanding principal amount not exceeding $25,000,000 which is secured by one or more Liens permitted by Section 6.2(f)(iv);

          (iv) Indebtedness of any Subsidiary owing to the Company or to any other Subsidiary;

           (v) Indebtedness in aggregate outstanding amount not exceeding $25,000,000 constituting obligations as lessee under any Capital Lease;

          (vi) Indebtedness consisting of payments and other amounts due under operating leases provided the aggregate amount of all such payments does not exceed $20,000,000 in any fiscal year, which amount shall increase each fiscal year based on the percentage increase in sales for the most recently ended fiscal year of the Company;

        (viii) Any Indebtedness pursuant to any interest rate swap, interest rate cap or other similar interest rate protection relating to the Indebtedness of the Company hereunder;

          (ix) Indebtedness assumed in any acquisition permitted under Section 6.2(g) which is consummated after the Effective Date where the Indebtedness consists of (A) Indebtedness which bears interest at a fixed rate and was originally incurred by the acquired Person to purchase Fixed Assets and is secured by Liens which would be permitted for the Company or any Subsidiary under Section 6.2(f)(iv), (B) Indebtedness which was originally incurred by the acquired Person in connection with any industrial development bond financing for the benefit of the acquired Person or any wholly-owned subsidiary of the acquired Person, and (C) other Indebtedness which does not exceed an aggregate amount, for all acquisitions made from the Effective Date through the date of the acquisition then consummated, equal to the lesser of 20% of the Consolidated Tangible Net Worth of the Company and its Subsidiaries (not including the acquired Person) as of the later of March 31, 1996, or the then most recently ended fiscal quarter of the Company or $50,000,000.

                                CREDIT AGREEMENT
                                      -36-

            (x)  Indebtedness consisting of deferred taxes; and

            (xi) Other Indebtedness in aggregate outstanding
                 amount not exceeding $75,000,000 at any time, the terms of which Indebtedness or of any agreement relating thereto are not more restrictive than the terms of the Loans and of this Agreement as such terms exist immediately prior to the incurring of such other Indebtedness.

     (f) Liens. Create, incur or suffer to exist, any Liens on any of the assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired of the Company or any Subsidiary, other than:

            (i) Liens existing on the Effective Date and described in Exhibit O attached hereto, but no increase in the amount secured thereby or the assets covered thereby shall be permitted;

            (ii) Liens for taxes not delinquent or for taxes being contested in good faith by appropriate proceedings and as to which adequate financial reserves have been established on its books and records, if required by generally accepted accounting principles;

           (iii) Liens created by operation of law in connection with workers' compensation, unemployment insurance, and social security and other Liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

            (iv) Liens on any Fixed Asset created to secure the payment of a portion of the purchase price of such Fixed Asset acquired in the ordinary course of business by the Company or any Subsidiary if the outstanding principal amount of the Indebtedness secured by any such Lien does not at any time exceed the purchase price paid by the Company or such Subsidiary for such Fixed Asset, and the aggregate principal amount of all Indebtedness secured by such Liens does not exceed the amounts permitted under Section 6.2(e)(iii) and
                 (v), provided that such Lien does not burden any other asset at any time owned by the Company or any Subsidiary and provided, further, that not more than one such Lien shall burden a Fixed Asset at any one time;

            (v) Any interest or title of a lessor under any lease; Liens which constitute minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes; or zoning or other restrictions affecting real property owned or leased by the Company or the Subsidiaries, provided that all of the foregoing, in the aggregate, do not at any time materially detract from the value of such property or materially impair the use of such property in the operation of the businesses of the Company and the Subsidiaries, on a consolidated basis; and


                                CREDIT AGREEMENT
                                      -37-

            (vi) Liens assumed in any acquisition permitted
                 hereunder, provided that such Lien does not burden any other asset at any time owned by the Company or any Subsidiary other than the asset to which it attached prior to the acquisition, and there shall be no increase in the amount of indebtedness secured thereby.

     (g) Merger; Purchase or Sale of Assets; Etc. Sell, lease, transfer or otherwise dispose of any of its assets or business to any Person other than (A) sales, leases, transfers or other dispositions of any line or lines of business in any fiscal year which did not constitute more than 10% of the Consolidated Net Income of the Company and its Subsidiaries for the then most recently ended fiscal year of the Company, and (B) sales, leases, transfers and other dispositions of other assets which, together with those subject to transactions permitted under clause (A), do not have a book value constituting more than 25% of the consolidated total book value of assets of the Company and its Subsidiaries as of the end of the then most recently ended fiscal quarter; nor purchase or otherwise acquire all or a substantial portion of the assets of any Person, or all or a substantial portion of the shares of stock of or other ownership interest in any other Person; nor merge or consolidate with any other Person; nor make any substantial change in the nature of its business; nor become, or remain, an obligee with respect to any obligation of any other Person if the obligation of such Person would constitute Indebtedness of such Person other than Indebtedness secured by Liens permitted under Section 6.2(f)(iv) hereof in an amount not exceeding the purchase price of the assets subject to such Liens; provided, however, that the Company or any Subsidiary may purchase or otherwise acquire all or 50% or more of the assets of any Person or of any line of business or division of any Person or all or 50% or more of the shares of stock or other ownership interest in any other Person or merge with any other corporation (individually, an "Acquisition" and the foregoing transactions described in this provision are governed by this Section 6.2(g) and not by Section 6.2(d)) provided that (A) the Company shall be the surviving or continuing corporation after such merger or consolidation, (B) no Default shall exist or shall have occurred and be continuing, either before or after giving effect to the Acquisition, (C) the assets or stock being purchased or the Person into which the Company is merging is primarily engaged in a Related Business, (D) the aggregate amount paid and other consideration given for all such Acquisitions, whether of assets or stock or other ownership interests, or in connection with any merger, does not in the aggregate for any fiscal quarter exceed 25% of the consolidated total book value of assets of the Company and its Subsidiaries as of the most recently ended fiscal year, and (E) the Pro Forma Interest Coverage Ratio shall be not less than 3.0 to 1.0 as calculated for the most recent four consecutive fiscal quarters, prior to the Acquisition, of the Company and its Subsidiaries and the Person being acquired. No transaction permitted under this Section 6.2(g) shall be limited by the restriction on investments of the Company and its Subsidiaries under Section 6.2(d)(iii), and any purchase or other Acquisition by the Company of less than 50% of the assets of any Person or of any line of business or division of any Person or less than 50% of the shares of the stock or other ownership interest in any other Person shall be governed by the limitations as set forth in
Section 6.2(d) and not by this Section 6.2(g).


                             ARTICLE VII.  DEFAULT

1 Events of Default. The occurrence of any one of the following events or conditions shall be deemed an "Event of Default" hereunder unless waived pursuant to Section 10.1 hereof:

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

     (a) Default in any payment of principal of any of the Notes; or

     (b) Default in any payment of interest on any of the Notes, any fees, or any other amount payable hereunder within 5 Business Days after it is due; or

     (c) Any representation or warranty made by the Company in Article V hereof, or by the Company or any Guarantor in any other document or certificate furnished by or on behalf of the Company or such Guarantor in connection with this Agreement, shall prove to have been incorrect in any material respect when made; or

     (d) The Company shall fail to perform or observe any term, covenant or agreement contained in Section 6.1(a) or Section 6.2; or

     (e) The Company shall fail to perform or observe any other term, covenant or agreement contained in this Agreement and any such failure shall remain unremedied for 30 calendar days after notice thereof shall have been given to the Company by any Lender or 30 calendar days after notice thereof should have been given by the Company to the Lenders pursuant to Section 6.1(d)(i) hereof, whichever is earlier; or

     (f) The Company or any of its Subsidiaries shall fail to pay any part of the principal of, the premium, if any, or the interest on, or any other payment of money due under any Indebtedness outstanding in favor of any Lender, whether as agent or otherwise, or any other Indebtedness aggregating in excess of $1,000,000 (other than Indebtedness hereunder) beyond any period of grace provided with respect thereto, or the Company or any of its Subsidiaries shall fail to perform or observe any other term, covenant or agreement contained in any document evidencing or securing such Indebtedness, or in any agreement or instrument under which any such Indebtedness was issued or created, beyond the period of grace, if any, provided with respect thereto, if the effect of such failure is to accelerate the maturity of such Indebtedness; or

     (g) A judgment or order for the payment of money which, together with other such judgments or orders exceeds the aggregate amount of $2,000,000, shall be rendered against the Company or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and such judgment or order shall have remained unsatisfied and such proceedings shall have remained unstayed for a period of 30 consecutive days, or (ii) for a period of 30 consecutive days such judgment or order shall have remained unsatisfied and a stay of enforcement thereof, by reason of pending appeal or otherwise, shall not have been in effect; or

     (h) The occurrence of a Reportable Event that results in or could result in liability of the Company, any Subsidiary or their ERISA Affiliates to the PBGC or to any Plan and such Reportable Event is not corrected within thirty
(30) days after the occurrence thereof; or the occurrence of any Reportable Event which could constitute grounds for termination of any Plan of the Company, any Subsidiary or their ERISA Affiliates by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan and such Reportable Event is not corrected within thirty (30) days after the occurrence thereof; or the filing by the Company, any Subsidiary or any of their ERISA Affiliates of a notice of intent to terminate a Plan or the institution of other proceedings to terminate a Plan; or the

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

Company, any Subsidiary or any of their ERISA Affiliates shall fail to pay when due any liability to the PBGC or to a Plan; or the PBGC shall have instituted proceedings to terminate, or to cause a trustee to be appointed to administer, any Plan of the Company, any Subsidiary or their ERISA Affiliates; or any person engages in a Prohibited Transaction with respect to any Plan which results in or could result in liability of the Company, any Subsidiary, any of their ERISA Affiliates, any Plan of the Company, its Subsidiaries or their ERISA Affiliates or fiduciary of any such Plan; or failure by the Company, any Subsidiary or any of their ERISA Affiliates to make a required installment or other payment to any Plan within the meaning of Section 302(f) of ERISA or
Section 412(n) of the Code that results in or could result in liability of the Company, any Subsidiary or any of their ERISA Affiliates to the PBGC or any Plan; or the withdrawal of the Company, any Subsidiary or any of their ERISA Affiliates from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(9a)(2) of ERISA; or the Company, any Subsidiary or any of their ERISA Affiliates becomes an employer with respect to any Multiemployer Plan without the prior written consent of the Majority Lenders; or

     (i) The Company or any of its Subsidiaries shall generally not pay its debts as they become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or shall institute, or there shall be instituted against the Company or any of its Subsidiaries, any proceeding or case seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, and, if such proceeding is instituted against the Company or such Subsidiary and is being contested by the Company or such Subsidiary, as the case may be, in good faith by appropriate proceedings, such proceedings shall remain undismissed or unstayed for a period of 60 days; or the Company or such Subsidiary shall take any action (corporate or other) to authorize or further any of the actions described above in this subsection; or

     (j) Any event of default described in any Guaranty shall have occurred and be continuing, or any material provision of any Guaranty shall at any time for any reason cease to be valid and binding and enforceable against any obligor thereunder, or the validity, binding effect or enforceability thereof shall be contested by any person, or any obligor shall deny that it has any or further liability or obligation thereunder, or any Guaranty shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to the Lenders and the Agent the benefits purported to be created thereby; or

     (k) Any person, other than the Management Group, shall own in the aggregate, directly or indirectly, more than 25% of the securities having ordinary voting power for the election of directors of the Company unless the Company's board of directors shall agree to such person acquiring more than 25%.

     1.1 Remedies.

     (a) Upon the occurrence and during the continuance of any Event of Default, the Agent shall at the request of, or may with the consent of, the Majority Lenders, by notice to the Company (i) terminate the Credit and the Commitments or (ii) declare the outstanding principal of, and accrued interest on, the Notes, all unpaid reimbursement obligations in respect of drawings under Letters of Credit and all other

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

amounts due under this Agreement to be immediately due and payable, or (iii) demand immediate delivery of cash collateral and the Company agrees to deliver such cash collateral upon demand, in an amount equal to the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit, or any one or more of the foregoing, whereupon the Credit and the Commitments shall terminate forthwith and all such amounts, including such cash collateral, shall become immediately due and payable, as the case may be, provided that in the case of any event or condition described in Section 7.1(i) with respect to the Company, the Credit and the Commitments shall automatically terminate forthwith and all such amounts, including such cash collateral, shall automatically become immediately due and payable without notice and without demand, presentment, protest, diligence, notice of dishonor or other formality, all of which are hereby expressly waived. Such cash collateral delivered in respect of outstanding Letters of Credit shall be deposited in a special cash collateral account to be held by the Agent as collateral security for the payment and performance of the Company's obligations under this Agreement to the Lenders and the Agent.

     (b) Upon the occurrence and during the continuance of such Event of Default, the Agent may, and, upon being directed to do so by the Majority Lenders, shall, in addition to the remedies provided in Section 7.2(a), enforce any and all other rights and remedies available to it or the Lenders either by suit in equity, or by action at law, or by other appropriate proceedings, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this Agreement, the Notes or the Guaranties, or in aid of the exercise of any power granted in this Agreement, the Notes or the Guaranties, and may enforce the payment of the Notes and any other rights available to it or the Lenders at law or in equity.

     (c) Upon the occurrence and during the continuance of any Event of Default hereunder, each Lender is hereby authorized at any time and from time to time, without notice to the Company (any requirement for such notice being expressly waived by the Company) to set off and apply against any and all of the obligations of the Company now or hereafter existing under this Agreement any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Company and any property of the Company from time to time in possession of such Lender, irrespective of whether or not such Lender shall have made any demand hereunder and although such obligations may be contingent and unmatured. The rights of the Lenders under this Section 7.2(c) are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Lenders may have.


                    ARTICLE VIII.  THE AGENT AND THE LENDERS

1 Appointment of Agent. NBD is hereby appointed Agent for the Lenders and accepts such appointment and agrees to act as such upon the conditions herein set forth. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement, and shall not, by reason of this Agreement, have a fiduciary relationship with any Lender.

     1.1 Scope of Agency. Neither the Agent nor any of its directors, officers or agents shall be liable for any action taken or omitted by any of them hereunder or under the Notes or any Guaranty except for its,

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

his or her own gross negligence or willful misconduct; or be responsible for any recitals, warranties or representations herein or in the Notes or any other agreement to which the Company or any Subsidiary is a party, or for the execution or validity of this Agreement, the Notes, the Guaranties or any other agreement to which the Company or any Subsidiary is a party; or be required to make any inquiry concerning the performance by the Company of any of its obligations under this Agreement, the Notes or any other agreement to which the Company or any Subsidiary is a party. In the absence of gross negligence or willful misconduct, the Agent shall be entitled to rely, without liability therefor, upon any certificate or other document or other communication believed by it to be genuine and correct and to have been signed or sent by the proper officer or person and upon the advice of legal counsel (which may be legal counsel for the Company), independent public accountants and other experts concerning all matters pertaining to the agency. The Company agrees, upon demand, to pay or to reimburse the Agent for the payment of all reasonable compensation of such counsel, accountants and other experts and all other reasonable out-of-pocket expenses of the Agent. To the extent that the Company shall fail to pay or to reimburse the Agent for the payment of any such amounts, the Lenders shall reimburse the Agent for such amounts on a pro rata basis in accordance with the Commitments, and any such amount so paid shall be immediately due and payable to the Lenders by the Company. The Lenders agree to indemnify the Agent ratably in accordance with their Commitments for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or the transactions contemplated hereby, provided that no Lender shall be liable for any of the foregoing to the extent they arise solely from the Agent's gross negligence or willful misconduct.

     1.2 Duties of Agent. In carrying out the agency, the Agent shall have only the duties and responsibilities expressly set forth in this Agreement. In performing such duties and responsibilities the Agent shall exercise the same degree of care as it would if the Loans were entirely for its own account, but, unless the Agent has actual knowledge thereof, the Agent shall not be deemed to have knowledge of the occurrence of any Event of Default or any Default, and need not take or continue any action with respect thereto or toward the enforcement of this Agreement, the Notes, or any Guaranty nor prosecute or defend any suit with respect to this Agreement, the Notes, or any Guaranty unless directed to do so by the Majority Lenders and unless indemnified to its satisfaction against any loss, cost, liability or expense which it might incur as a consequence of taking such action. The Agent may employ agents and attorneys and shall not be answerable for the negligence or misconduct of any such agents or attorneys selected by it with reasonable care. The Agent in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Agent hereunder. Each Lender agrees that it has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and the Subsidiaries in connection with its decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement.

     1.3 Resignation of Agent. The Agent may resign as such at any time upon 30 days' prior written notice to the Company and the Lenders. In the event of any such resignation, the Majority Lenders shall, by an instrument in writing delivered to the Company and the Agent, appoint a successor which shall be an incorporated bank or trust company. If a successor is not so appointed or does not accept such appointment

                                CREDIT AGREEMENT
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

at least 5 days before the Agent's resignation becomes effective, the Agent may appoint a temporary successor to act until such appointment by the Majority Lenders is made and accepted. Any successor to the Agent shall execute and deliver to the Company and the Lenders an instrument accepting such appointment and, from and after such acceptance, such successor Agent, without further act, deed, conveyance or transfer shall become vested with all of the properties, rights, interests, powers, authorities and obligations of its predecessor hereunder with like effect as if originally named as Agent hereunder. Upon request of such successor Agent, the Company and the Agent ceasing to act shall execute and deliver such instruments of conveyance, assignment and further assurance and do such other things as may reasonably be required for more fully and certainly vesting and confirming in such successor Agent all such properties, rights, interests, powers, authorities and obligations.

     1.4 Pro Rata Sharing by Lenders. Each Lender agrees with every other Lender that, in the event that it shall receive and retain any payment on account of any Note (other than Bid Rate Notes) in excess of its pro rata portion, according to the principal amount of the Notes (other than Bid Rate Notes) then outstanding, of the payment due all of the Lenders, whether such payment be voluntary, involuntary or by operation of law, by application of set-off of any indebtedness or otherwise, then such Lender shall promptly purchase from the other Lenders, without recourse, for cash and at face value, ratably in accordance with the principal amount of the Revolving Credit Notes then outstanding, participation interests in the Notes of the other Lenders in such an amount that each Lender shall have received payment pro rata on account of the Revolving Credit Notes in accordance with the unpaid principal amount thereof then owing to it; provided, that all proceeds of any set offs shall be applied first to the Revolving Credit Notes before being applied to any Bid Rate Notes; and provided, further that if any such purchase be made by any Lender and if any such excess payment relating thereto or any part thereof is thereafter recovered from such Lender, appropriate adjustment in the related purchase from the other Lenders shall be made by rescission and restoration of the purchase price as to the portion of such excess payment so recovered. It is further agreed that, to the extent there is then owing by the Company or any Guarantor to any Lender indebtedness other than that evidenced by the Notes, to which such Lender may apply any involuntary payments of indebtedness by the Company or any Guarantor, including those resulting from exercise of rights of set-off or similar rights or any proceeds resulting from a sale or other disposition of or realization upon any collateral or security now or hereafter securing indebtedness owing by the Company or any Guarantor to any Lender other than that evidenced by the Notes, such Lender shall apply all such involuntary payments first to obligations of the Company to the Lenders hereunder and under the Notes and then to such other indebtedness owed to it by the Company or any Guarantor.


                ARTICLE IX.  YIELD PROTECTION AND CONTINGENCIES

1 Additional Costs. (a) In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Lender or the Agent, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Lender or the Agent with any guideline, request or directive of any such authority (whether or not having the force of law), shall (a) affect the basis of taxation of payments to any Lender or the Agent of any amounts payable by the Company under this Agreement (other than taxes imposed on the overall net income of any Lender or the Agent, by the

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

jurisdiction, or by any political subdivision or taxing authority of any such jurisdiction, in which any Lender or the Agent, as the case may be, has its principal office), or (b) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender or the Agent, or (c) shall impose any other condition with respect to this Agreement, the Commitments, the Notes or the Loans or any Letter of Credit, and the result of any of the foregoing is to increase the cost to any Lender or the Agent, as the case may be, of making, funding or maintaining any Fixed Rate Loan or any Letter of Credit or to reduce the amount of any sum receivable by any Lender or the Agent, as the case may be, thereon, then the Company shall pay to such Lender or the Agent, as the case may be, from time to time, upon request by such Lender (with a copy of such request to be provided to the Agent) or the Agent, additional amounts sufficient to compensate such Lender or the Agent, as the case may be, for such increased cost or reduced sum receivable to the extent, in the case of any Fixed Rate Loan, such Lender or the Agent is not compensated therefor in the computation of the interest rate applicable to such Fixed Rate Loan. A statement as to the amount of such increased cost or reduced sum receivable, prepared in good faith and in reasonable detail by such Lender or the Agent, as the case may be, and submitted by such Lender or the Agent, as the case may be, to the Company, shall be conclusive and binding for all purposes absent manifest error in computation.

     (b) In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Lender or the Agent, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Lender or the Agent with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by such Lender or the Agent (or any corporation controlling such Lender or the Agent) and such Lender or the Agent, as the case may be, determines that the amount of such capital is increased by or based upon the existence of such Lender's or the Agent's obligations hereunder and such increase has the effect of reducing the rate of return on such Lender's or the Agent's (or such controlling corporation's) capital as a consequence of its obligations hereunder to a level below that which such Lender or the Agent (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender or the Agent to be material, then the Company shall pay to such Lender or the Agent, as the case may be, from time to time, upon request by such Lender (with a copy of such request to be provided to the Agent) or the Agent, additional amounts sufficient to compensate such Lender or the Agent (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which such Lender or the Agent reasonably determines to be allocable to the existence of such Lender's or the Agent's obligations hereunder. A statement as to the amount of such compensation, prepared in good faith and in reasonable detail by such Lender or the Agent, as the case may be, and submitted by such Lender or the Agent to the Company, shall be conclusive and binding for all purposes absent manifest error in computation.

     1.1 Illegality and Impossibility. In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Lender, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Lender with any guideline, request or directive of such authority (whether or not having the force of law), including without limitation exchange controls, shall make it unlawful or impossible for any Lender to maintain any Fixed Rate Loan under this Agreement,

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

the Company shall upon receipt of notice thereof from such Lender, repay in full the then outstanding principal amount of each Fixed Rate Loan so affected, together with all accrued interest thereon to the date of payment and all amounts owing to such Lender under Section 9.3, (a) on the last day of the then-current Interest Period applicable to such Loan if such Lender may lawfully continue to maintain such Loan to such day, or (b) immediately if such Lender may not continue to maintain such Loan to such day.

     1.2 Funding Loss Indemnification. If the Company makes any payment of principal with respect to any Fixed Rate Loan on any other date than the last day of an Interest Period applicable thereto (whether pursuant to Section 7.2 or otherwise), or if the Company fails to borrow any Fixed Rate Loan after notice has been given to the Lender or if the Company fails to make any payment of principal or interest in respect of a Fixed Rate Loan when due, the Company shall, in addition to any other amounts that may be payable hereunder reimburse each Lender (or any existing or prospective participant in the related Loan) on demand for any resulting loss or expense incurred by each such Lender (or such participant), including without limitation any loss incurred in obtaining, liquidating or employing deposits from third parties, whether or not such Lender shall have funded or committed to fund such Loan. A statement as to the amount of such loss or expense, prepared in good faith and in reasonable detail by such Lender and submitted by such Lender to the Company, shall be conclusive and binding for all purposes absent manifest error in computation. Calculation of all amounts payable to such Lender under this Section 9.3 shall be made as though such Lender shall have actually funded or committed to fund its relevant Fixed Rate Loan through the purchase of an underlying deposit in an amount equal to the amount of such Fixed Rate Loan and having a maturity comparable to the related Interest Period and, in the case of a Eurocurrency Rate Loan, through the transfer of such deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, that such Lender may fund any Fixed Rate Loan in any manner it sees fit and the foregoing assumption shall be used only for the purpose of calculation of amounts payable under this Section 9.3.

     1.3 HLT. If, after the Effective Date, the Agent determines that, or the Agent is advised by the Majority Lenders that the Majority Lenders have received notice from any governmental authority, central bank or comparable agent that, the Loans or the Commitments are classified as a "highly leveraged transaction" (an "HLT Classification"), the Agent shall promptly give notice of such HLT Classification to the Company and the other Lenders. During the period of such HLT Classification, the applicable interest rate shall be increased by one percent (1%) in the case of all Fixed Rate Loans, Prime Rate Loans and Swing Line Loans, and Bid Rate Loans shall not be available to the Company.


                           ARTICLE X.  MISCELLANEOUS

1 Amendments, Etc. (a) This Agreement and the Guaranties may be amended from time to time and any provision hereof may be waived by an instrument in writing executed by the Company, the Majority Lenders and the Agent, provided that, except by an instrument in writing executed by the Company, all of the Lenders and the Agent, no such amendment or waiver shall:

            (i) Authorize or permit the extension of the time or times of payment of the principal of, or interest on, the Notes or any of them, or any Letter of Credit reimbursement

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

                 obligation, or the reduction in the principal amount thereof or the rate of interest thereon, or the rate or time for payment of any fees or any other modification in the terms of the payment of the principal of or interest on the Notes or any fees; or

            (ii) Amend or change the respective amounts of the
                 Lenders' Commitments set forth in Section 2.1 hereof, reduce the percentage of the aggregate principal amount of the Loans outstanding required by the provisions of this Section for the taking of any action under this Section, amend or change
                 Section 2.9, the definition of Majority Lenders or this
                 Section 10.1; or

           (iii) Permit the termination of the obligations of any Lender, provided that upon any such termination, (a) the Company shall have the option to select a lender to replace such terminating Lender and assume the rights and obligations of such Lender hereunder, provided that such replacement Lender is acceptable to each non-terminating Lender, and (b) in the event that such terminating Lender is not so replaced, each non-terminating Lender shall be entitled, but shall not be obligated, to increase its Commitment by an amount equal to that amount of the terminating Lender's Commitment bearing the same ratio to such terminating Lender's Commitment as such non-terminating Lenders's Commitment bears to the aggregate Commitment of all non-terminating Lenders. In the event that any non-terminating Lender shall not elect to increase its Commitment as specified in clause (b), each Lender making such election shall be entitled, but shall not be obligated, to further increase its Commitment by an amount equal to that amount of each non-electing Lender's Commitment bearing the same ratio to such non-electing Lender's Commitment as such electing Lender's Commitment bears to the aggregate Commitment of all electing Lenders. The procedure set forth in the preceding sentence shall be followed until the entire Commitment of the terminating Lender is allocated or until no non-terminating Lender shall desire to further increase its Commitment; or

            (iv) Release any guaranties of the Loans or release
                 all or any substantial portion of any collateral, if any.

     (b) No such amendment or waiver of any provision of this Agreement, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent and by the Majority Lenders or the Lenders, as the case may be, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     1.1 Notices. (a) Except as otherwise provided in Section 10.2(c), all notices and other communications hereunder or under the Guaranty shall be in writing and shall be delivered or sent to the Company, the Guarantors, the Agent and the Lenders at the respective addresses for notices set forth on the signatures pages hereof, or to such other address as may be designated by the Company, any Guarantor, the Agent or any Lender by notice to the other parties hereto. All notices and other communications shall be deemed to have been given at the time of actual delivery thereof to such address or if sent by the Agent to the Company or to any Guarantor by certified or registered mail, postage prepaid, to such address, on the

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

fifth day after the date of mailing, or, if sent by recognized overnight delivery service, prepaid to such address, on the Business Day following the date of deposit with such delivery service prior to such services next day delivery deadline, provided, however, that notices to the Agent or the Lenders shall not be effective until received.

     (b) Notices by the Company to the Agent with respect to terminations or reductions of the Commitments pursuant to Section 2.4, requests for extensions pursuant to Section 2.10, requests for Loans pursuant to Section 3.1, and notices of prepayment pursuant to Section 4.1 shall be irrevocable and binding on the Company.

     (c) Any notice to be given by the Company to the Agent pursuant to Sections 2.4 or 3.1 and any notice to be given by the Agent hereunder, may be given by telephone, by telex or by facsimile transmission and must be immediately confirmed in writing in the manner provided in Section 10.2(a). Any such notice given by telephone, telex or facsimile transmission shall be deemed effective upon receipt thereof by the party to whom such notice is given.

     1.2 Conduct No Waiver; Remedies Cumulative. No course of dealing on the part of the Agent or any Lender, nor any delay or failure on the part of the Agent or any Lender in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege or otherwise prejudice the Agent's or such Lender's rights and remedies hereunder; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege. No right or remedy conferred upon or reserved to the Agent or any Lender under this Agreement, the Notes or any Guaranty is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy granted thereunder or now or hereafter existing under any applicable law. Every right and remedy granted by this Agreement or the Notes or by applicable law to the Agent or any Lender may be exercised from time to time and as often as may be deemed expedient by the Agent or any Lender and, unless contrary to the express provisions of this Agreement or the Notes, irrespective of the occurrence or continuance of any Event of Default.

     1.3 Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of the Company and the Subsidiaries made herein or in any certificate or other document delivered pursuant hereto shall be deemed to be material and to have been relied upon by the Agent and the Lenders, notwithstanding any investigation heretofore or hereafter made by any Lender or the Agent on such Lender's behalf, and those covenants and agreements of the Company set forth in Sections 9.1, 9.2, and 10.5 shall survive the repayment in full of the Loans and the termination of the Commitments.

     1.4 Expenses; Indemnification. (a) The Company agrees to pay, or reimburse the Agent for the payment of, on demand, (i) the reasonable fees and expenses of counsel to the Agent, including without limitation the fees and expenses of Dickinson, Wright, Moon, Van Dusen & Freeman, in connection with the preparation, execution, delivery and administration of this Agreement, the Notes, the Guaranties and the consummation of the transactions contemplated hereby, and in connection with advising the Agent as to its rights and responsibilities with respect thereto, and in connection with any amendments, waivers or consents in connection therewith, and (ii) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement, the Notes, the Guaranties and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or

                                CREDIT AGREEMENT
                                      -47-
resulting from any delay in paying or omitting to pay such taxes or fees, and
(iii) all reasonable costs and expenses of the Agent and the Lenders (including reasonable fees and expenses of counsel and whether incurred through negotiations, legal proceedings or otherwise) in connection with any Default or Event of Default or the enforcement of, or the exercise or preservation of any rights under, this Agreement or the Notes, the Guaranties or in connection with any financing or restructuring of the credit arrangements provided under this Agreement, and (iv) all reasonable costs and expenses of the Agent and the Lenders (including reasonable fees and expenses of counsel) in connection with any action or proceeding relating to a court order, injunction or other process or decree restraining or seeking to restrain the Agent from paying any amount under, or otherwise relating in any way to, any Letter of Credit and any and all costs and expenses which any of them may incur relative to any payment under any Letter of Credit. The Company hereby indemnifies and agrees to hold harmless the Agent and the Lenders from and against any and all liabilities, damages, penalties, suits, costs, and expenses of any kind and nature (including reasonable attorneys fees and disbursements), imposed on, incurred by or asserted against any of them in any way relating to or arising out of this Agreement, the Notes, the Guaranties and any other document and agreement executed pursuant hereto (including the administration and enforcement thereof) or in any way relating to or arising out of any activities of the Company, including without limitation the Company's acquisition, or attempted acquisitions, directly or indirectly, in any manner, of a part or all of the stock (or other equity interest) or assets of any person or the manufacture, sale, lease, or return or other disposition of any goods by the Company or any Subsidiary (including, without limitation, latent and other defects, whether or not discoverable by the Lender or the Company or any Subsidiary, any tort claim (whether in strict liability or otherwise), and any claim for patent, trademark or copyright infringement).

     (b) The Company hereby indemnifies and agrees to hold harmless the Lenders and the Agent, and their respective officers, directors, employees and agents, harmless from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever which the Lenders or the Agent or any such person may incur or which may be claimed against any of them by reason of or in connection with any Letter of Credit, and neither any Lender nor the Agent or any of their respective officers, directors, employees or agents shall be liable or responsible for: (i) the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary in connection therewith; (ii) the validity, sufficiency or genuineness of documents or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by the Agent to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; (iv) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; or (v) any other event or circumstance whatsoever arising in connection with any Letter of Credit; provided, however, that the Company shall not be required to indemnify the Lenders and the Agent and such other persons, and the Agent shall be liable to the Company to the extent, but only to the extent, of any direct, as opposed to consequential or incidental, damages suffered by the Company which were caused by (A) the Agent's wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit, or (B) the payment by the Agent to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of the Letter of Credit to the extent, but only to the extent, that such payment constitutes gross negligence of wilful misconduct of the Agent. It is understood that in making any payment under a Letter of Credit, the Agent will rely on documents presented

                                CREDIT AGREEMENT
                                      -48-
to it under such Letter of Credit as to any and all matters set forth therein without further investigation and regardless of any notice or information to the contrary, and such reliance and payment against documents presented under a Letter of Credit substantially complying with the terms thereof shall not be deemed gross negligence or wilful misconduct of the Agent in connection with such payment. It is further acknowledged and agreed that the Company may have rights against the beneficiary or others in connection with any Letter of Credit with respect to which the Lenders are alleged to be liable and it shall be a precondition of the assertion of any liability of the Lenders under this Section that the Company shall first have exhausted all remedies in respect of the alleged loss against such beneficiary and any other parties obligated or liable in connection with such Letter of Credit and any related transactions.

     1.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that the Company may not, without the prior consent of the Lenders, assign its rights or obligations hereunder or under the Notes or any Guaranty and the Lenders shall not be obligated to make any Loan hereunder to any entity other than the Company.

     1.6 Participations and Assignments. (a) Any Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Notes held by it, and its interest in the Guaranties) provided that (i) such Lender's obligations under this Agreement (including without limitation, its Commitment to lend to the Company hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of its Note for all purposes under this Agreement, and (iv) the Company, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

     (b) Any Lender may assign, transfer and negotiate all or a portion of its Commitment, the Notes held by it and its interest in the Guaranties to any affiliate of such Lender without the consent of any other Lender, the Agent or the Company and any Lender may so assign, transfer and negotiate such Lender's interest, with the consent of the Agent and the Company, which consent shall not be unreasonably withheld, to any financial institution or institutions, provided, however, that each such assignment of less than all of a Lender's commitment shall be in the minimum amount of $10,000,000 and integral multiples of $5,000,000. In the case of any assignment, transfer or negotiation, the assignee, transferee or recipient shall have, to the extent of such assignment, transfer or negotiation, the same rights, benefits and obligations as if it were a Lender with respect to such Commitment or Notes, including, without limitation, the right to approve or disapprove actions which, in accordance with the terms hereof, require the approval of Majority Lenders and the obligation to fund Loans and Letter of Credit Advances pursuant to Article III. The parties to each such assignment shall execute and deliver to the Agent an Assignment and Acceptance in the form of Exhibit P hereto (an "Acceptance and Assignment"), together with any Note or Notes subject to such assignment. The assigning Lender shall pay to the Agent an assignment fee in the amount of $3,500 for administration of each assignment, transfer or negotiation of its Commitment and Notes.

     1.7 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

                                CREDIT AGREEMENT
                                      -49-

     1.8 Governing Law. This Agreement is a contract made under, and shall be governed by and construed in accordance with, the laws of the State of Michigan applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principles of such State. The Company further agrees that any legal action or proceeding with respect to this Agreement or the Notes or the transactions contemplated hereby may be brought in any court of the State of Michigan, or in any court of the United States of America sitting in Michigan, and the Company hereby submits to and accepts generally and unconditionally the jurisdiction of those courts with respect to its person and property.

     1.9 Table of Contents and Headings. The table of contents and the headings of the various subdivisions hereof are for the convenience of reference only and shall in no way modify any of the terms or provisions hereof.

     1.10 Construction of Certain Provisions. If any provision of this Agreement refers to any action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person, whether or not expressly specified in such provision.

     1.11 Integration and Severability. This Agreement embodies the entire agreement and understanding between the Company, the Agent and the Lenders, and supersedes all prior agreements and understandings, relating to the subject matter hereof. In case any one or more of the obligations of the Company under this Agreement or any Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Company shall not in any way be affected or impaired thereby, and such invalidity, illegality or enforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Company under this Agreement or the Notes in any other jurisdiction.

     1.12 Interest Rate Limitation. Notwithstanding any provisions of this Agreement, the Notes or any other documents, in no event shall the amount of interest paid or agreed to be paid by the Company exceed an amount computed at the highest rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of this Agreement or the Notes at the time performance of such provision shall be due, shall involve exceeding the interest rate limitation validly prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligations to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under applicable law, and if for any reason whatsoever the Lender shall ever receive as interest an amount which would be deemed unlawful under such applicable law such interest shall be automatically applied to the payment of principal of the Loans outstanding hereunder (whether or not then due and payable) and not to the payment of interest, or shall be refunded to the Company if such principal and all other obligations of the Company to the Lenders have been paid in full.

     1.13 Execution by Guarantors. Each of the Guarantors is joining in the execution of this Agreement for the purpose of acknowledging and agreeing to all of the terms hereof and the conditions and obligations to be observed or performed by such Guarantor hereunder.

     1.14 Foreign Lenders. Each Lender organized under the laws of a jurisdiction outside the United

                                CREDIT AGREEMENT
                                      -50-

States shall, from time to time if requested in writing by the Agent (but only so long thereafter as such Lender remains lawfully able to do so), provide the Agent and the Company with Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments under this Agreement or the Notes certifying that the income receivable pursuant to this Agreement or the Notes is effectively connected with the conduct of a trade or business in the United States. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from taxes. If any form or document referred to in this Section 10.15 requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form 1001 or 4224, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Company and shall not be obligated to include in such form or document such confidential information.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the 30th day of June, 1996, which shall be the Effective Date of this Agreement, notwithstanding the day and year first above written or the date this Agreement is executed by any of the parties hereto on the following signature pages, and which shall be the date inserted by the Agent on which the Agent has executed counterparts of this Agreement which have been executed by each of the Lenders, the Company and the Guarantors.

Address for Notices:                            PERRIGO COMPANY

117 Water Street
Allegan, MI  49010
Attn:  Chief Financial
       Officer                                  By:
                                                   --------------------------
Telephone:(616) 673-9098                             Steve M. Neil
Facsimile:(616) 673-9128                             Vice President, Chief
                                                     Financial Officer



Address for Notices:                            L. PERRIGO COMPANY

117 Water Street
Allegan, MI  49010
Attn:  Chief Financial
       Officer                                  By:
                                                   --------------------------
Telephone:(616) 673-9098                             Steve M. Neil
Facsimile:(616) 673-9128                             Vice President, Chief
                                                     Financial Officer





                                CREDIT AGREEMENT
                                      -51-

Address for Notices:                             PERRIGO COMPANY OF SOUTH
                                                 CAROLINA, INC.
117 Water Street
Allegan, MI  49010
Attn:  Chief Financial
       Officer                                   By:
Telephone:(616) 673-9098                            --------------------------
Facsimile:(616) 673-9128                            Steve M. Neil
                                                    Vice President Chief
                                                    Financial Officer


Address for Notices:                             PERRIGO COMPANY OF
                                                 TENNESSEE
117 Water Street
Allegan, MI  49010
Attn:  Chief Financial
       Officer                                   By:
Telephone (616) 673-9098                             -------------------------
Facsimile (616) 673-9128                             Steve M. Neil
                                                     Vice President Chief
                                                     Financial Officer



Address for Notices:                             NBD BANK, as
611 Woodward Avenue                              Agent and Individually
Detroit, MI  48226                               as a Lender
Attn:  Manager,
         Commercial Loans                        By:
                                                    --------------------------
With a Copy to:                                     William C. Goodhue
William C. Goodhue                                  Vice President
Telephone: (313) 225-2227
Facsimile:  (313) 225-2649




                                CREDIT AGREEMENT
                                      -52-

Address for Notices:                           PNC BANK, NATIONAL
ASSOCIATION
500 W. Madison, Suite 3140
Chicago, IL 60606
Attn: Pete Stack                                By:
Telephone: (312) 906-3426                          -------------------------
Facsimile: (312) 906-3420                      Its:
                                                   -------------------------

Address for Notices:                           COMERICA BANK-DETROIT

99 Monroe N.W.
1000 Campau Square Plaza
Grand Rapids, Michigan  49503
Attn: Kevin M. Ringenberg                       By:
Telephone:(616) 776-6380                           -------------------------
Telecopy: (616) 776-7885                       Its:
                                                   -------------------------

Address for Notices:                           SANWA BANK, LIMITED

Chicago Branch
10 South Wacker Dr., 31st Fl.
Attn: Richard H. Ault                           By:
Telephone: (312) 368-3011                          -------------------------
Telecopy:  (312) 346-6677                      Its:
                                                   -------------------------

Address for Notices:                           WESTDEUTSCHE LANDESBANK
                                               GIROZENTRALE

Westdeutsche Landesbank Girozentrale
1211 Avenue of the Americas
New York, New York 10036
Attn: Cynthia Niesen                            By:
Telephone: (212) 852-6000                          --------------------------
Facsimile: (212) 852-6300                      Its:
                                                    -------------------------




                                CREDIT AGREEMENT
                                      -53-

Address for Notices:
                                                                  OLD KENT BANK

One Vandenberg Center
Grand Rapids, MI 49503
Attn: Richard K. Russo                            By:
Telephone: (616) 774-5870                            --------------------------
Telecopy:  (616) 774-1119                         Its:
                                                      -------------------------

                                CREDIT AGREEMENT
                                      -54-